UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cable One, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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210 E. Earll Drive Phoenix, AZ 85012

April 3, 2018

Dear Fellow Stockholders:

I am pleased to invite you to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Cable One, Inc. (the “Company”). The Annual Meeting will be held at the Company’s headquarters, 210 East Earll Drive, Phoenix, Arizona, 85012, on Tuesday, May 8, 2018, at 8:00 a.m., local time.

Included with this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by returning a proxy card or voting instruction form in the envelope provided. If you plan to attend the Annual Meeting, kindly so indicate in the space provided on the proxy card or when prompted if voting over the internet or by telephone.

Sincerely,

/s/ Julia M. Laulis

Julia M. Laulis

Chair of the Board, President and

Chief Executive Officer

CABLE ONE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 8, 2018

The 2018 Annual Meeting of Stockholders of Cable One, Inc. (the “Company”) will be held at the Company’s headquarters, 210 East Earll Drive, Phoenix, Arizona, 85012, on Tuesday, May 8, 2018, at 8:00 a.m., local time, for the following purposes:

1.

To elect three Class III directors to hold office until the 2021 annual meeting of stockholders and until their respective successors are elected and qualified, as more fully described in the accompanying Proxy Statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018.

3.	To approve the compensation of the Company’s named executive officers for 2017 on an advisory basis.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed the close of business on March 16, 2018, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. Please sign and return your proxy card at your earliest convenience. You may also vote your shares by telephone or over the internet. If you choose to vote your shares by telephone or over the internet, please follow the instructions in the enclosed Proxy Statement and proxy card. You may revoke your proxy at any time before it has been voted at the meeting. You may vote in person at the meeting even if you have previously given your proxy. For shares held through a broker, bank or other nominee, you may vote submitting voting instructions as provided by your broker, bank or other nominee; however, you may not vote such shares in person at the meeting unless you have a proxy executed in your favor by your broker, bank or other nominee.

By Order of the Board of Directors,

/s/ Peter N. Witty

Peter N. Witty

Secretary

Phoenix, Arizona

April 3, 2018

CABLE ONE, INC.

210 E. Earll Dr.

Phoenix, Arizona 85012

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

May 8, 2018

This Proxy Statement contains information relating to the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Cable One, Inc. (the “Company, “we,” “us,” “our,” or “Cable One”) to be held at the Company’s headquarters, 210 East Earll Drive, Phoenix, Arizona, 85012, on Tuesday, May 8, 2018, at 8:00 a.m., local time, or any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors (the “Board”) of the Company is making this proxy solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to Be Held on May 8, 2018

Our Proxy Statement and Annual Report to Stockholders are available at

www.proxyvote.com

These proxy solicitation materials, including this Proxy Statement and the accompanying proxy card or voting instruction form, were first distributed and made available on or about April 3, 2018 to all stockholders entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS

Q:	What am I voting on?
A:	There are three proposals scheduled to be voted on at the Annual Meeting:

■

The election of three Class III directors to hold office until the 2021 annual meeting of stockholders and until their respective successors are elected and qualified or as otherwise provided in our Amended and Restated By-laws (“By-laws”);

■	The ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of our Company for the year ending December 31, 2018; and

■	The approval of the compensation of our named executive officers for 2017 on an advisory basis (also referred to as the “say-on-pay” vote).

In the event that any nominee for election withdraws or for any reason is not able to serve as a director, Julia M. Laulis, Kevin P. Coyle and Peter N. Witty, acting as your proxies, may vote for such other person as the Board may nominate.

Q:	What are the voting recommendations of the Board?
A:	The Board unanimously recommends you vote as follows:

	Board Vote Recommendation	Page Reference for Additional Detail
Election of Directors	“FOR” each nominated director	5
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018	“FOR”	16
Advisory Vote on the Approval of Executive Compensation for 2017	“FOR”	44

The Board knows of no reason that would cause any director nominee to be unable to act or to refuse to accept his or her nomination or election.

Q:	Will any other matters be voted on?
A:

We are not aware of any matters to be voted on other than those referred to in this Proxy Statement. If any other matter is properly brought before the Annual Meeting, Julia M. Laulis, Kevin P. Coyle and Peter N. Witty, acting as your proxies, will vote for you at their discretion.

Q:	How do I vote?
A:	If you are a stockholder of record (that is, if your shares are registered in your name and not in “street name”), there are four ways to vote:

■	Over the internet at www.proxyvote.com or scan the QR code on your proxy card with your mobile device. We encourage you to vote this way;

■	By toll-free telephone at 1-800-690-6903;

■	By completing and mailing your proxy card; or

■	By attending the Annual Meeting and voting in person.

If you hold shares in “street name” (that is, your shares are held in a brokerage account by a broker, bank or other nominee, also known as “beneficial owners”), you should follow the voting instructions provided by your broker, bank or other nominee.

If you wish to vote over the internet or by telephone, your vote must be received by 11:59 p.m., Eastern Time, on the day before the Annual Meeting. After that time, internet and telephone voting will not be permitted, and a stockholder of record wishing to vote who has not previously submitted a signed proxy card must vote in person at the Annual Meeting. Stockholders of record will be on a list held by the inspector of elections. Street name stockholders must obtain a proxy executed in their favor from the institution that holds their shares, whether it is their brokerage firm, bank or other nominee, and present it to the inspector of elections in order to vote at the Annual Meeting. Voting in person by a stockholder at the Annual Meeting will replace any previous votes submitted by proxy.

Your shares will be voted as you indicate. If you do not indicate your voting preferences, Julia M. Laulis, Kevin P. Coyle and Peter N. Witty, acting as your proxies, will vote your shares in accordance with the Board’s recommendations specified above under “What are the voting recommendations of the Board?”

Q:	Who can vote?
A:

You can vote if you were a stockholder as of the close of business on March 16, 2018 (the “Record Date”). Each of your shares—whether held (i) directly in your name as stockholder of record or (ii) in street name—entitles you to one vote with respect to each proposal to be voted on at the Annual Meeting. However, street name stockholders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares.

Q:	Can I change my vote?
A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the Annual Meeting:

■	By entering a new vote over the internet or by telephone by 11:59 p.m., Eastern Time, on the day before the Annual Meeting;

■	By returning a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

■	By voting in person at the Annual Meeting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares. Only the latest validly executed proxy that you submit will be counted.

Q:	What vote is required to approve a proposal?
A:

Each proposal requires the affirmative vote of majority of the votes cast at the Annual Meeting in order to be approved. “Abstentions” and “broker non-votes” will not be counted as votes cast with respect to that proposal, although they will have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

Regarding Proposal 1 (election of the Company’s directors), in accordance with our By-laws, any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after the Company certifies the voting results. In that case, the remaining members of the Board would consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-withheld vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, the Company must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

Q:	Who will count the vote?
A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of elections.

Q:	Who can attend the Annual Meeting?
A:	All stockholders of record as of the close of business on March 16, 2018 can attend. Street name stockholders must show proof of ownership in order to be admitted to the Annual Meeting.

Q:	What do I need to do to attend the Annual Meeting?
A:

In order to be admitted to the Annual Meeting, you must present proof of ownership of our common stock as of the Record Date. This can be a brokerage statement or letter from a broker, bank or other nominee indicating your ownership as of the Record Date, a proxy card, or a legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders may also be asked to present a form of photo identification such as a driver’s license or passport.

In addition, please follow these instructions:

■	If you vote by using the enclosed proxy card, check the appropriate box on the card to indicate that you plan to attend the Annual Meeting.

■	If you vote over the internet or by telephone, follow the instructions provided to indicate that you plan to attend the Annual Meeting.

Seating at the Annual Meeting will be on a first-come, first-served basis upon arrival at the Annual Meeting.

Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted inside the Annual Meeting. Failure to follow the Annual Meeting rules or permit inspection will be grounds for exclusion from the Annual Meeting.

Q:	Can I bring a guest?
A:	No. The Annual Meeting is for stockholders only.

Q:	What is the quorum requirement of the Annual Meeting?
A:

A majority of the votes entitled to be cast by the outstanding shares of common stock entitled to vote generally on the business properly brought before the Annual Meeting must be present in person or by proxy to constitute a quorum for the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present at the Annual Meeting. As of the Record Date, there were 5,733,130 shares of our common stock outstanding and entitled to vote.

If you hold your shares in street name and do not provide voting instructions to your broker, New York Stock Exchange (“NYSE”) rules grant your broker discretionary authority to vote your shares on “routine matters” at the Annual Meeting, including for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018 in Proposal 2. However, the proposals regarding the election of directors and the say-on-pay vote are not considered “routine matters.” As a result, if you do not provide voting instructions to your broker, your shares will be voted on Proposal 2 but will not be voted on Proposals 1 and 3 (resulting in a “broker non-vote” with respect to each of Proposals 1 and 3). Although “broker non-votes” will be counted as present for purposes of determining a quorum, we urge you to promptly provide voting instructions to your broker or other nominee so that your shares are voted on all proposals.

Q:	Who is soliciting proxies?
A:

Solicitation of proxies is being made by our management through the mail, in person, over the internet or by telephone, without any additional compensation being paid to such members of management. The cost of such solicitation will be borne by us. In addition, we have requested brokers and other custodians, nominees and fiduciaries to forward proxy cards and proxy soliciting material to stockholders, and we will pay their fees and reimburse them for their expenses in so doing.

Q:	What other information about Cable One is available?
A:	The following information is available:

■

We maintain on our website, http://ir.cableone.net, copies of our Annual Report on Form 10-K; Annual Report to Stockholders; Corporate Governance Guidelines; Statement of Ethical Principles; Code of Business Conduct; charters of the Audit, Compensation, Executive and Nominating and Governance Committees; Policy Statement Regarding Director Nominations and Stockholder Communications (the “Policy Statement”); and other information about the Company.

■

In addition, printed copies of these documents will be furnished without charge (except exhibits) to any stockholder upon written request addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona 85012.

■	Amendments to, or waivers granted to our directors and executive officers under, the Code of Business Conduct, if any, will be posted on our website.

Q:	Can I receive materials relating to the Annual Meeting electronically?
A:

To assist us in reducing costs related to the Annual Meeting, stockholders who vote over the internet may consent to electronic delivery of mailings related to future annual stockholder meetings. We also make our Proxy Statements and Annual Reports available online and may eliminate mailing hard copies of these documents to those stockholders who consent in advance to electronic distribution. If you are voting over the internet, you may consent online at www.proxyvote.com when you vote. If you hold shares in street name, please also refer to information provided by the broker, bank or other nominee for instructions on how to consent to electronic distribution.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is divided into three classes, designated Class I, Class II and Class III. Directors are elected by class for three-year terms, which continue until the third annual meeting of stockholders following the director’s election and until the director’s successor is elected and qualified. Our Amended and Restated Certificate of Incorporation (“Charter”) and By-laws provide that the number of the directors of the Company will be fixed from time to time by the Board.

There are three Class III directors whose term of office expires in 2018. The nominees for election as Class III directors, to serve for a three-year term until the 2021 annual meeting of stockholders and until his or her successor is elected and qualified, are Thomas S. Gayner, Deborah J. Kissire and Thomas O. Might. All nominees are currently directors of the Company. Messrs. Gayner and Might were previously elected by the then-sole stockholder of the Company, Graham Holdings Company (“GHC”), prior to the effective time of our spin-off from GHC (the “spin-off”). Ms. Kissire was recommended by representatives of GHC and elected by the Board in July 2015.

The candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In choosing directors and nominees, the Company seeks individuals of the highest personal and professional ethics, integrity, business acumen and commitment to representing the long-term interests of our stockholders. In respect of its composition, the Board considers the diversity, skills and experience of prospective nominees in the context of the needs of the Board and seeks directors who are “independent” under applicable law and listing standards. Although our Corporate Governance Guidelines and the Policy Statement do not prescribe specific standards regarding Board diversity, the Board considers, as a matter of practice, the diversity of prospective nominees (including incumbent directors), both culturally and in terms of the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Directors are elected by the affirmative vote of majority of the votes cast at the Annual Meeting. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept his or her nomination or election. In the event that any nominee withdraws or for any reason is not able to serve as a director, the individuals acting as your proxies may vote for such other person as the Board may nominate.

The following table presents certain information, as of March 16, 2018, concerning each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

Name	Age	Director Since	Position	Expiration of Term as Director
Ms. Julia M. Laulis	55	2017	Chair of the Board, President and Chief Executive Officer	2019
Mr. Brad D. Brian*	65	2015	Director	2019
Mr. Thomas S. Gayner*	56	2015	Lead Independent Director	2018
Ms. Deborah J. Kissire*	60	2015	Director	2018
Mr. Thomas O. Might	66	1995	Director	2018
Mr. Alan G. Spoon*	66	2015	Director	2020
Mr. Wallace R. Weitz*	68	2015	Director	2020
Ms. Katharine B. Weymouth*	51	2015	Director	2019

 * Independent Director

In addition to the information presented below regarding each nominee’s specific qualifications, skills, attributes and experience that led the Board to conclude that he or she should serve as a director, the Board believes that each nominee has demonstrated established records of accomplishment in areas relevant to our strategy and operations and share characteristics identified in our Corporate Governance Guidelines, Statement of Ethical Principles and the Policy Statement as essential to a well-functioning deliberative body, including honesty, integrity, judgment, acumen, ethics, financial literacy, independence, competence, diligence and commitment to the interests of all stockholders to build long-term stockholder value.

All of the directors and nominees have held senior positions as leaders of complex organizations and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, compensation and leadership development, compliance and risk management. They have significant experience in corporate governance and oversight through their positions as senior executives and as directors of public companies and other institutions. These skills and experience are pertinent to our current and evolving business strategies, as well as to the Board’s oversight role, and enable the directors to provide diverse perspectives about the complex issues facing the Company.

The following matrix and biographies highlight specific qualifications, skills, attributes and experience of each of our directors who is a nominee for election as a director or whose term of office will continue after the Annual Meeting. The matrix is a summary only; therefore, it does not include all of the qualifications, skills, attributes and experience that each director offers, and the fact that a particular qualification, skill, attribute or experience is not listed does not mean that a director does not possess it.

	Cable / Communications / Media Industry Experience	Leadership Experience	Governance / Board Experience	Financial / Accounting Expertise	Legal Expertise	Diversity
Brad D. Brian		✓			✓
Thomas S. Gayner	✓	✓	✓	✓
Deborah J. Kissire		✓	✓	✓		✓
Julia M. Laulis	✓	✓				✓
Thomas O. Might	✓	✓	✓
Alan G. Spoon	✓	✓	✓	✓
Wallace R. Weitz		✓	✓	✓
Katharine B. Weymouth	✓	✓	✓		✓	✓

Nominees for Election for a Term Expiring at the 2021 Annual Meeting of Stockholders

Thomas S. Gayner

Mr. Gayner has served as Co-Chief Executive Officer of Markel Corporation, a publicly traded financial holding company headquartered in Glen Allen, Virginia, since January 2016 and as a director since August 2016. He also served as President and Chief Investment Officer of Markel Corporation from May 2010 until December 2015 and as a director of Markel Corporation from 1998 to 2003. Since 1990, he has served as President of Markel-Gayner Asset Management Corporation. Previously, he was a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company LLC in Virginia. Mr. Gayner serves on the boards of GHC, Colfax Corporation and The Davis Series Mutual Funds. He also serves on the board of the Community Foundation of Richmond, a non-profit entity.

Mr. Gayner brings to the Board the leadership, management oversight and financial skills gained in his role as a senior manager and director of Markel Corporation as well as other public company boards.

In considering the nomination of Mr. Gayner to serve an additional term as a director, the other members of the Nominating and Governance Committee (on which Mr. Gayner serves as Chair) and the Board examined and purposefully evaluated Mr. Gayner’s roles with and obligations to entities other than the Company, including his position as an executive officer of Markel Corporation and his services as a board member of other public companies, including our former parent, GHC. His service as a director of GHC prior to the spin-off aligns with our long-term focus and offers stability as we have undertaken a strategic shift to become a residential high-speed data and business services-centric company. The Nominating and Governance Committee and the Board also took note of Mr. Gayner’s perfect attendance record in 2017 at meetings of the Board and of the Committees on which he served, as well as his exceptional attendance record in his nearly three years of service on our Board (Mr. Gayner has attended all but one of his Board and Committee meetings during that time). Furthermore, Mr. Gayner has vigorously discharged his leadership roles as our Lead Independent Director and as Chair of the Executive Committee and the Nominating and Governance Committee, both in preparedness and active participation, and he continues to be a valuable member of the Board with sufficient capacity to devote the necessary time and attention to matters concerning the Board. After a thorough evaluation of all of these considerations, as well as the leadership, management oversight and financial skills brought to the Board by Mr. Gayner, the Nominating and Corporate Governance Committee unanimously recommended and the Board unanimously re-nominated Mr. Gayner for election to the Board.

Deborah J. Kissire

Ms. Kissire retired as a partner of Ernst & Young LLP, an independent registered public accounting firm, in July 2015 after a 36-year career. At the time of her retirement, Ms. Kissire served as Ernst & Young’s Vice Chair and East Central Managing Partner as well as a member of the Americas Executive Board. Ms. Kissire serves on the boards of Axalta Coating Systems Ltd. and Omnicom Group Inc., and she has served on the boards of Goodwill Industries of Greater Washington and Junior Achievement USA.

Ms. Kissire brings to the Board her significant experience in public company financial reporting, accounting and financial control matters.

Thomas O. Might

Mr. Might retired as Executive Chairman of Cable One in December 2017. He has been a member of the Board of Cable One since 1995. Prior to his retirement from Cable One, Mr. Might served as Executive Chairman in 2017, as Chairman of the Board from 2015 to 2017, as Chief Executive Officer from 1994 to 2016 and as President from 1994 to 2014.

Mr. Might joined The Washington Post Company in 1978 as assistant to publisher Donald E. Graham after serving a summer internship at the newspaper in 1977. He was promoted to Vice President-Production in 1982 and served in that position until 1987, when he became Vice President-Production and Marketing. In 1991, Mr. Might was named Vice President-Advertising Sales.

In 1993, Mr. Might was promoted to President and Chief Operating Officer of Cable One. He became President and Chief Executive Officer of Cable One in 1994 and was elected to the Board in 1995.

Mr. Might was a Combat Engineer Officer in the U.S. Army from 1972 to 1976.

Mr. Might brings to the Board leadership and management oversight skills as well as intimate knowledge and perspective about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company based on his various executive roles at Cable One.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Directors Continuing in Office

Brad D. Brian

Mr. Brian is a Co-Managing Partner at the California law firm Munger, Tolles & Olson LLP, having been with the firm for over 36 years. A complex civil and criminal litigator, Mr. Brian is a Fellow in the American College of Trial Lawyers and the International Academy of Trial Lawyers. Mr. Brian has represented numerous Fortune 500 corporations in lawsuits and government investigations. This work has included trials, regulatory investigations and internal corporate investigations. He also has defended companies against more than 40 lawsuits filed under the qui tam provisions of the False Claims Act. Mr. Brian is the co-editor of Internal Corporate Investigations (ABA 4th Ed. 2017). Mr. Brian was named a “Litigator of the Year” by The American Lawyer in 2016.

Mr. Brian brings to the Board his experience as a litigator and corporate advisor and his understanding of legal matters that may arise at Cable One.

Julia M. Laulis

Ms. Laulis has been Chair of the Board since January 2018, Chief Executive Officer and a member of the Board since January 2017 and President of Cable One since January 2015.

Ms. Laulis joined Cable One in 1999 as Director of Marketing – Northwest Division. In 2001, she was named Vice President of Operations for the Southwest Division. In 2004, she accepted the additional responsibility for starting up Cable One’s Phoenix Customer Care Center. In 2008, she was named Chief Operations Officer, and in 2012, she was named Chief Operating Officer of Cable One. In January 2015, she was promoted to President and Chief Operating Officer of Cable One.

Prior to joining Cable One, Ms. Laulis served in various senior marketing positions with Jones Communications. Ms. Laulis began her 30-plus-year career in the cable industry with Hauser Communications.

Ms. Laulis serves on the boards of CableLabs and C-SPAN.

Ms. Laulis brings to the Board her significant operational and leadership experience as well as intimate knowledge and perspective about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company based on her various executive roles at Cable One.

Alan G. Spoon

Mr. Spoon is currently Partner Emeritus at Polaris Partners, a private investment firm that provides venture capital to development-stage companies. He has been with Polaris Partners since May 2000, previously serving as Managing General Partner and General Partner. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company from March 1991 through May 2000 and served as President of The Washington Post Company from September 1993 through May 2000. Prior to that, he held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. Mr. Spoon began his career at, and later became a partner of, The Boston Consulting Group.

Mr. Spoon serves on the boards of Danaher Corporation, Fortive Corporation, IAC/InterActiveCorp and Match Group, Inc. and previously served as a director of Cable One from 1991 to 2000. Additionally, he has served on the boards of Getty Images, TechTarget, Inc., Human Genome Sciences, Ticketmaster and American Management Systems. Previously, Mr. Spoon was a member of the Board of Regents at the Smithsonian Institution (formerly Vice Chairman). He is a member of the MIT Corporation (member of the Executive Committee), where he also serves on the board of edX (an online education platform).

Mr. Spoon’s public company leadership experience gives him insight into business strategy, leadership and executive compensation, and his public company and private equity experience give him insight into technology trends, acquisition strategy and financing. With more than 18 years of experience with The Washington Post Company, including nine years as a director of Cable One, he also has knowledge of Cable One’s business.

Wallace R. Weitz

Mr. Weitz founded the investment management firm Weitz Investment Management, Inc. in 1983 as Wallace R. Weitz & Company and has since served in various roles at Weitz Investment Management, including Chief Investment Officer, President and Portfolio Manager. Mr. Weitz manages the Partners III Opportunity Fund and co-manages the Partners Value Fund and Hickory Fund, each of which is managed by Weitz Investment Management. Mr. Weitz has served as a Trustee of the Weitz Funds since 1986. Mr. Weitz began his career in New York as a securities analyst before joining Chiles, Heider & Co. in Omaha, Nebraska in 1973. There, he spent 10 years as an analyst and portfolio manager. Mr. Weitz is on the Board of Trustees for Carleton College and serves on various other non-profit boards.

Mr. Weitz brings to the Board his substantial finance experience as an investor in public companies.

Katharine B. Weymouth

Ms. Weymouth was the Chief Executive Officer of Washington Post Media and Publisher of The Washington Post newspaper from February 2008 until October 2014. She joined The Washington Post Company in 1996 as Assistant General Counsel of The Washington Post newspaper and held various positions within that organization over the course of 18 years. Ms. Weymouth held several positions within The Washington Post’s advertising department, including Director of the department’s jobs unit, Director of Advertising Sales and Vice President of Advertising. She also served as Associate Counsel of Washingtonpost.Newsweek Interactive, then the online publishing subsidiary of The Washington Post Company. Ms. Weymouth has been a director of GHC, from which Cable One was spun-off in July 2015, since September 2010. She serves as a Trustee of the Philip L. Graham Fund and as a director of The Economic Club of Washington, D.C. and the Community Foundation for the Greater Capital Region.

Ms. Weymouth brings to the Board public company leadership, management oversight and operational expertise gained through her various senior roles with and directorship of GHC.

There are no family relationships among any of our directors and executive officers.

CORPORATE GOVERNANCE

Board Committees and Meeting Attendance

The standing committees of the Board include the Audit Committee, Compensation Committee, Executive Committee, and Nominating and Governance Committee. As discussed in more detail below, each of the Audit, Compensation and Nominating and Governance Committees is comprised entirely of independent directors, consistent with the definition of “independent” under NYSE listing standards applicable to boards of directors generally and board committees in particular.

Each committee of the Board operates under a written charter that is maintained on our website, http://ir.cableone.net/govdocs, and has the authority to hire at the expense of the Company independent legal, accounting, financial or other advisors as it deems necessary or appropriate.

The following table summarizes the current membership of the Board and each of its committees, as well as the number of times the Board and each committee met during 2017.

Director	Board	Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
Brad D. Brian*	✓		✓		✓
Thomas S. Gayner*	Lead Independent Director			Chair	Chair
Deborah J. Kissire*	✓	Chair
Julia M. Laulis	Chair			✓
Thomas O. Might	✓
Alan G. Spoon*	✓	✓		✓
Wallace R. Weitz*	✓		Chair		✓
Katharine B. Weymouth*	✓	✓	✓
Number of Meetings	5	6	6	4	4

 * Independent Director

Each director attended at least 75% of the meetings of the Board and the committees of the Board on which the director served in 2017.

Audit Committee

The functions of the Audit Committee include, among other duties, overseeing:

■	management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls);

■	the integrity of our financial statements;

■	our compliance with legal and regulatory requirements;

■	the qualifications and independence of our outside auditor;

■	the performance of our internal audit function;

■	the outside auditor’s annual audit of our financial statements; and

■	the preparation of certain reports required by the rules and regulations of the Securities and Exchange Commission (the “SEC”).

The Board has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” directors within the meaning of the listing standards of the NYSE. None of the members of the Audit Committee has accepted, other than in such person’s capacity as a committee or Board member, any consulting, advisory or other compensatory fee from the Company or its affiliates.

The Board has determined that each of Ms. Kissire and Mr. Spoon has the requisite background and experience to be (and is) designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K due to his or her extensive experience, as discussed under “Proposal 1: Election of Directors.” In addition, the Board has determined that all of the members of the Audit Committee are well grounded in financial matters and are familiar with U.S. generally accepted accounting principles (“GAAP”). All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on management, in addition to consulting with external experts, such as the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.

Compensation Committee

The functions of the Compensation Committee include, among other duties:

■	determining and approving the compensation of our Chief Executive Officer;

■	reviewing and approving the compensation of other members of our senior management;

■	overseeing the administration and determination of awards under our compensation plans; and

■	preparing any report on executive compensation required by the rules and regulations of the SEC.

All members of the Compensation Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE applicable to service on compensation committees.

Executive Committee

The functions of the Executive Committee include, among other duties:

■	reviewing and providing guidance to the Board and to senior management of the Company regarding the Company’s strategy, operating plans and operating performance; and

■	performing such other duties or responsibilities as may be delegated to the Committee from time to time by the Board.

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include, among other duties:

■	overseeing our corporate governance practices;

■	reviewing and recommending to our Board amendments to our By-laws, Charter, committee charters and other governance policies;

■	reviewing and making recommendations to our Board regarding the structure of our various board committees;

■	identifying, reviewing and recommending to our Board individuals for election to the Board;

■	adopting and reviewing policies regarding the consideration of candidates for our Board proposed by stockholders and other criteria for membership on our Board;

■	overseeing the Chief Executive Officer succession planning process, including an emergency succession plan;

■	reviewing the leadership structure for our Board;

■	overseeing our Board’s annual self-evaluation; and

■	overseeing and monitoring general governance matters, including communications with stockholders and regulatory developments relating to corporate governance.

All members of the Nominating and Governance Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE.

Corporate Governance Guidelines and Codes of Conduct

In order to help assure the highest levels of business ethics at Cable One, our Board has adopted the following Corporate Governance Guidelines and codes of conduct, which are maintained on our website, http://ir.cableone.net/govdocs.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for the governance of the Company. Among other things, our Corporate Governance Guidelines address director qualifications, Board operations, director compensation, management review and succession and director orientation and continuing education. The Corporate Governance Guidelines also provide for annual self-evaluations by the Board and its committees.

The Board has not established limits on the number of terms a director may serve prior to his or her 75th birthday; however, no director may be nominated to a new term if he or she would be age 75 or older at the time of the election.

Code of Business Conduct

Our Code of Business Conduct applies to our employees, including any employee directors. The Code of Business Conduct contains policies pertaining to, among other things, employee conduct in the workplace; electronic communications and information security; accuracy of books, records and financial statements; securities trading; confidentiality; conflicts of interest; fairness in business practices; anti-bribery and anti-corruption laws; antitrust laws; and political activities and solicitations.

Statement of Ethical Principles

Our Statement of Ethical Principles applies to our directors, officers and employees and is designed to deter wrongdoing and to promote, among other things:

■	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

■	the protection of the confidentiality of our non-public information;

■	the responsible use of and control over our assets and resources;

■	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and other regulators and in our other public communications;

■	compliance with applicable laws, rules and regulations; and

■	accountability for adherence to the Statement of Ethical Principles and prompt internal reporting of any possible violation of the Statement of Ethical Principles.

Director Nomination Process

Under our By-laws, stockholders of record are able to nominate persons for election to our Board only by providing proper notice to our Secretary. Proper notice must be timely, generally between 90 and 120 days prior to the relevant meeting (or, in the case of annual meetings, prior to the first anniversary of the prior year’s annual meeting), and must include, among other information, the name and address of the stockholder giving the notice, a representation that such stockholder is a holder of record of our common stock as of the date of the notice, certain information regarding such stockholder’s beneficial ownership of our securities and any derivative instruments based on or linked to the value of or return on our securities as of the date of the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director, a brief description of any other business such stockholder proposes to bring before the meeting and the reason for conducting such business and a representation as to whether such stockholder intends to solicit proxies.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Our By-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures.

Our Corporate Governance Guidelines and the Policy Statement contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating future director candidates. The Policy Statement sets forth our Nominating and Governance Committee’s general policy regarding the consideration of candidates proposed by stockholders; a description of the minimum criteria used by the Nominating and Governance Committee in evaluating candidates for the Board; a description of the Nominating and Governance Committee’s process for identifying and evaluating director nominees (including candidates recommended by stockholders); and the general process for communications between stockholders and the Board.

Majority Voting for Directors

Our By-laws provide for majority voting in uncontested director elections, and any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after the Company certifies the voting results. In that case, the remaining members of the Board would consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-withheld vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, the Company must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

Director Independence

As set forth in our Corporate Governance Guidelines, the majority of directors must be “independent” according to the criteria for independence established by the NYSE. Our Corporate Governance Guidelines also require that all the members of each of the standing committees (other than the Executive Committee) must be independent and may not directly or indirectly accept any consulting, advisory or other compensatory fee (other than pension or other forms of deferred compensation for prior service which is not contingent in any way on continued service) from the Company or its subsidiaries and none of the members of the standing committees may have a material relationship with the Company. In order to determine that a director is independent, the Board must make an affirmative determination that the director satisfies applicable regulatory and NYSE listing requirements to be an independent director of the Company and that the director is free of any other relationship that would interfere with the exercise of independent judgment by such director. The Board has determined that the following directors are independent: Naomi M. Bergman (who did not stand for re-election at the conclusion of her term of office in 2017), Brad D. Brian, Thomas S. Gayner, Deborah J. Kissire, Alan G. Spoon, Wallace R. Weitz and Katharine B. Weymouth.

Executive Sessions of the Non-Management Directors

The listing standards of the NYSE call for the non-management directors of the Company to meet at regularly scheduled executive sessions without management. Mr. Gayner serves as Lead Independent Director of the Board, and he presides at the executive sessions of the Board. In 2017, the non-management directors regularly met in executive sessions outside the presence of any employee director or management, and the non-management directors expect to meet in executive session in 2018 as appropriate.

Board Leadership Structure

The Board supports flexibility in determining its leadership structure by not requiring the separation of the roles of Chairman of the Board and Chief Executive Officer. The Board believes that the Company and its stockholders are best served by maintaining this flexibility rather than mandating a particular leadership structure.

In 2017, Mr. Might served as Chairman of the Board as well as Executive Chairman of the Company, while Ms. Laulis served as President and Chief Executive Officer. Effective January 1, 2018, Ms. Laulis was appointed Chair of the Board upon Mr. Might’s retirement as an employee of the Company. During 2017, we maintained separate roles between Chairman of the Board and Chief Executive Officer in recognition of the differences between the two responsibilities and because we believed that, at that time and given Ms. Laulis’ recent promotion to the role of Chief Executive Officer, the separation of the roles was in the best interests of the Company.

We currently do not separate the roles of Chair of the Board and Chief Executive Officer. The Board believes that Ms. Laulis’ service as both Chair of the Board and Chief Executive Officer is in the best interests of the Company and that this structure is appropriate because Ms. Laulis possesses in-depth strategic and operational knowledge of the opportunities and challenges facing the Company and has played a critical role in the growth of the Company during her nearly 20-year career at Cable One through her experiences as an employee, executive and director of Cable One. Her dual role promotes decisive leadership, accountability and clarity in the overall direction of the Company’s business strategy as well as effective decision-making and strategic alignment between the Board and the Company’s senior management. The Board also believes that this approach facilitates clear and consistent communication of the Company’s strategy to all stakeholders and that, in consultation with our Lead Independent Director, Ms. Laulis is best positioned to develop agendas that focus on matters that merit Board attention.

To ensure the Board’s independence and proper functioning, the Board also appoints a Lead Independent Director. Mr. Gayner currently serves in this capacity. The Lead Independent Director typically chairs executive sessions of Board meetings and consults with Ms. Laulis and senior management regarding issues to be included in Board meeting agendas. The Lead Independent Director is also expected to collaborate with Ms. Laulis, along with the other members of the Executive Committee, in reviewing key operational and other matters and to act as a liaison between Ms. Laulis and the non-management directors. The role of the Lead Independent Director is able to provide strong leadership of the non-management directors and help the Board provide effective independent oversight of the Chair of the Board and Chief Executive Officer.

Classified Board Structure

We have a classified Board that we believe is important to and congruent with our philosophy of managing for the long term. While we are smaller than the nation’s biggest cable companies, we have a record of consistent, long-term financial and operational success driven by our differentiated operating philosophy. We emphasize focus as opposed to scale, and we have a multi-faceted strategy that builds upon our long track record of focusing on the right markets, the right products and the right customers, as well as controlling our operating and capital costs. Prior to 2012, we were focused on growing revenues through subscriber retention and growth in overall primary service units (“PSUs”). Since 2012, we have adapted our strategy to face the trend, which has affected the entire cable industry, of declining profitability of residential video and declining revenues from residential voice services. Beginning in 2013, we shifted our focus away from maximizing customer PSUs and towards growing and maintaining our higher margin businesses, namely residential data and business services. While this is a departure from more conventional strategies in the cable industry, we believe it is well suited to the markets in which we operate and enables us to take advantage of our strengths as a cable operator.

Because of the long-term nature of our strategy, it can take an extended period of time before financial and operational success fully manifest themselves. We are also a relatively new public company, with all of our directors having served less than three years since the spin-off and only Messrs. Might and Spoon having served as directors for more than three years (counting Mr. Spoon’s service as a director of our Company between 1991 and 2000 when we were a subsidiary of GHC where Mr. Spoon was an officer). We believe that standing for election every three years enables our directors to develop a robust understanding of our business and strategy while maintaining a long-term perspective that will enable us to drive continued growth and success of our business. In addition, as part of our stockholder outreach efforts, a number of our largest stockholders indicated that they have no concerns with our classified Board.

Board’s Role in Risk Oversight

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Audit Committee plays a key role in risk oversight, particularly with respect to financial reporting, accounting and compliance matters; the Compensation Committee addresses the risk profile of the Company’s compensation program and arrangements; and the Nominating and Governance Committee oversees corporate governance-related risk associated with our governance practices and profile.

Risk oversight activities are supported by internal reporting structures that aim to surface directly to the Board key matters that can affect the Company’s risk exposures as well as by our leadership structure as described above. The Company has established a Disclosure Controls Committee that reports directly to the Audit Committee on certain matters relating to the Company’s public disclosures. The Board believes that its role in risk oversight does not affect the Board’s leadership structure.

Communicating with Directors

In accordance with the Policy Statement, stockholders and other interested persons seeking to communicate with the Board may submit any communications in writing to the Company’s Secretary, at the address of the Company’s headquarters: 210 E. Earll Drive, Phoenix, Arizona 85012. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will review all incoming stockholder communications, except for solicitations, junk mail and obviously frivolous or inappropriate communications, and forward such communications, as appropriate, to the full Board or to any individual director or directors to whom the communication is directed.

Annual Meeting Attendance

The Board does not have a policy of requiring directors to attend annual meetings of stockholders; however, the Company generally schedules a Board meeting in conjunction with its annual meeting of stockholders and encourages directors and nominees for director to attend each annual meeting of stockholders. All of our current directors attended our 2017 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

Messrs. Brian, Spoon and Weitz and Ms. Weymouth served as members of the Compensation Committee in 2017. None of these individuals has ever been an employee of the Company. During 2017, none of our executive officers served on the board of directors or compensation committee of any other entity for which a member of our Board or Compensation Committee served as an executive officer.

Corporate Governance Policies Related to Compensation and Equity

Please refer to “Compensation Discussion and Analysis—Corporate Governance Policies” beginning on page 29 of this Proxy Statement for discussion of our stock ownership guidelines, and our policies with respect to prohibiting derivative trading, hedging and pledging; clawbacks; and the tax deductibility of compensation.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited the financial statements of our Company for the fiscal year ended December 31, 2017. Our Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and recommends that stockholders vote in favor of the ratification of such appointment. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so with respect to our financial statements for the fiscal year ended December 31, 2017 and the firm’s relationship with the Company and will be available to respond to appropriate questions from stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the duties and responsibilities of the Audit Committee include the pre-approval of audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair our auditor’s independence. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and pre-approve the services that may be provided by the independent registered public accounting firm as well as revise the list of pre-approved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate to management responsibilities to pre-approve services performed by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code of 1986, as amended (the “Code”), and related regulations.

Audit-related services are assurance and other services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. The Audit Committee believes that the provision of audit-related services does not impair the independence of the independent registered public accounting firm.

The Audit Committee believes that the independent registered public accounting firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code and related regulations.

The Audit Committee may grant pre-approval of those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer (or other designated officer) and must include a statement from that individual as to whether, in his or her view, the request or application is consistent with the SEC’s rules on auditor independence.

Audit and Other Fees

The following table provides information regarding the aggregate fees billed to the Company for professional services rendered by PricewaterhouseCoopers LLP for 2017 and 2016.

	2017	2016
Audit Fees (1)	$2,623,605	$1,858,000
Audit-Related Fees (2)	104,299	681,068
Tax Fees (3)	72,000	36,504
All Other Fees (4)	2,771	1,800
Total	$2,802,675	$2,577,372

(1)

Audit fees for 2017 and 2016 related to the annual audit and reviews of financial statements included in the Company’s quarterly filings, including reimbursable expenses. Audit fees for 2017 also related to the review of financial statements and other financial information of RBI Holding LLC (“NewWave”). Audit fees for 2016 also related to the initial annual audit of our internal control over financial reporting.

(2)

Audit-related fees for 2017 and 2016 related to assurance and other services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses. Audit-related fees for 2016 also related to due diligence services related to mergers and acquisitions.

(3)

Tax fees for 2017 and 2016 related to tax compliance, tax advice and tax planning, including reimbursable expenses. These fees were primarily for mergers and acquisitions in 2017 and state and local tax consulting in 2016.

(4)	All other fees for 2017 and 2016 related to software licensing for finance and accounting research tools provided by PricewaterhouseCoopers LLP.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Named Executive Officers (“NEOs”)

This Compensation Discussion and Analysis describes the compensation of our NEOs named in the 2017 Summary Compensation Table:

Name	Position
Thomas O. Might (1)	Executive Chairman (through December 31, 2017)
Julia M. Laulis (2)	Chair of the Board, President and Chief Executive Officer (“CEO”)
Michael E. Bowker (3)	Chief Operating Officer (“COO”)
Kevin P. Coyle	Senior Vice President and Chief Financial Officer (“CFO”)
Charles B. McDonald	Senior Vice President, Operations
Alan H. Silverman (4)	Former Senior Vice President, General Counsel and Secretary

(1)	Effective December 31, 2017, Mr. Might retired as Executive Chairman. He continues to serve as a non-employee director.
(2)	Effective January 1, 2018, Ms. Laulis was appointed Chair of the Board.
(3)	Effective May 2, 2017, Mr. Bowker was appointed COO. He previously served as Senior Vice President and Chief Sales and Marketing Officer.
(4)	Effective December 29, 2017, Mr. Silverman ceased serving as Senior Vice President, General Counsel and Secretary.

2017 Highlights

In 2017, Cable One delivered strong results demonstrated by increased profitability, building stockholder value and completing key initiatives, including the acquisition of NewWave, which was the 19th largest cable operator in the United States. Since closing the NewWave acquisition in May 2017, we have been focused on integration not only from an operational and financial perspective, but on combining the culture and best practices of both organizations. Below are highlights of our performance in 2017, including Adjusted EBITDA, which was a performance metric used for our 2017 Annual Executive Bonus Plan (the “2017 Bonus Plan”):

■

Net income was $234.0 million in 2017, an increase of 131.5% compared to net income of $101.1 million in 2016. Net income included a $113.0 million income tax benefit as a result of the 2017 Federal tax reform legislation, commonly referred to as the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”). Excluding both the contribution from NewWave operations and the change in accounting for capitalized labor costs effective since the first quarter of 2017, as previously disclosed beginning with our 2016 Annual Report on Form 10-K, filed on March 1, 2017, net income would have increased 113.8% to $216.2 million.

■

Adjusted EBITDA was $443.1 million, an increase of 24.0% compared to Adjusted EBITDA of $357.4 million in 2016. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Metrics,” for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable measure under GAAP. Excluding both the contribution from NewWave operations and the capitalized labor change, Adjusted EBITDA would have increased 6.1% to $379.2 million.

■	Net cash provided by operating activities was $324.5 million, an increase of 26.2% compared to net cash provided by operating activities of $257.1 million in 2016.

■

Adjusted EBITDA less capital expenditures was $263.7 million, an increase of 16.4% compared to Adjusted EBITDA less capital expenditures of $226.5 million in 2016. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Metrics,” for the definition of Adjusted EBITDA less capital expenditures and reconciliations to net income, which is the most directly comparable measure under GAAP when this metric is used as a performance measure, and to net cash provided by operating activities, which is the most directly comparable measure under GAAP when this metric is used as a liquidity measure.

■	Total stockholder return as of December 31, 2017 grew 14.2% on a one-year basis and 26.8% on a compounded two-year basis.

Noteworthy Changes to Our Compensation Program for 2017

■

Redesigned performance-based equity awards for 2017. The annual grant of performance-based restricted stock awards (“PSAs”) for 2017 was based on three-year cumulative Adjusted EBITDA less capital expenditures, which, as compared with the 2016 annual grant of PSAs, extended the performance period from one year to three years. For additional details, please see “2017 Compensation Actions” below.

■

Management changes. Effective as of January 1, 2017, Mr. Might was appointed Executive Chairman and Ms. Laulis was appointed President and CEO. In connection with Mr. Might’s appointment, his annual base salary was reduced, he was not eligible to receive an annual bonus under our annual executive bonus plan for 2017 and he received a grant of PSAs. In connection with Ms. Laulis’ appointment, her annual base salary and target annual bonus were increased and she received a one-time promotional stock appreciation right (“SAR”) grant in addition to her annual PSA grant. Effective as of December 31, 2017, Mr. Might retired as Executive Chairman, although he continues to serve as a non-employee director of the Company. Effective May 2, 2017, Mr. Bowker was appointed COO. He previously served as Senior Vice President and Chief Sales and Marketing Officer. In addition, on December 29, 2017, Mr. Silverman ceased serving as Senior Vice President, General Counsel and Secretary. For additional details regarding the 2017 compensation terms for Mr. Might, Ms. Laulis, Mr. Bowker and Mr. Silverman, please see “Elements of our Compensation Program” below.

■

Amended stock ownership guidelines in 2017. In 2017, the Board amended our stock ownership guidelines, which, among other things, increased the required stock ownership level for our CEO from a multiple of five times base salary to six times base salary and adopted the same six times base salary multiple for the position of Executive Chairman. The required stock ownership levels for the President and Senior Vice Presidents were also increased from multiples of 2.5 and 2.0 times base salary to 3.5 and 3.0 times base salary, respectively. The stock ownership guidelines were also clarified such that PSAs are not counted toward achievement of the applicable guideline multiple until all performance contingencies have been satisfied and require that if, following the initial five-year compliance period, an executive falls below the required ownership level, the executive retain net after-tax shares from SAR exercises or when PSAs or time-based restricted stock awards (“RSAs”) vest until the applicable guideline has been met. For additional details regarding the amended stock ownership guidelines, please see “Corporate Governance Policies—Stock Ownership Guidelines” below.

Executive Compensation and Governance “Best Practices”

Below is a summary of best practices that we have implemented with respect to the compensation of our NEOs because we believe they support our compensation philosophy and are in the best interests of our Company and our stockholders.

✓	Our compensation is aligned with a pay-for-performance philosophy where a substantial portion of executive officer compensation is at-risk and tied to objective performance goals.

✓

Both annual bonuses and, with limited exceptions, annual equity incentive awards are 100% based on financial operating performance against pre-defined objective goals with no discretion to increase payouts.

✓	The Compensation Committee engages an independent compensation consultant.

✓	We maintain robust executive and non-employee director stock ownership guidelines.

✓	We maintain clawback provisions in our equity award agreements, and our long-term incentive plan permits recoupment of cash awards granted thereunder under various circumstances.

✓	We prohibit all executives and directors from hedging and pledging our securities.

✓	The Compensation Committee conducts an annual risk assessment of our compensation program.

✓	We do not provide any “single trigger” acceleration of payments or benefits upon a change of control of the Company.

✓	We do not provide gross-up payments on excise taxes under Section 280G of the Code.

✓	We provide only limited perquisites to our NEOs.

Our Board and the Compensation Committee greatly value the benefits of maintaining a dialogue with our stockholders to understand their views on our executive compensation program and practices. The Compensation Committee considers the outcome of say-on-pay votes and is devoted to consistently reviewing and enhancing our compensation programs. At our 2017 Annual Meeting of Stockholders, nearly 99% of the votes cast were in favor of our say-on-pay proposal.

Our Executive Compensation Program and Practices

The Compensation Committee believes that our executive compensation program is appropriately designed to advance stockholder interests through effective performance-based incentives with retention features. The primary components and associated purposes of our compensation program are as follows:

■	Base Salary — Provide the security of a competitive fixed cash payment for services rendered.

■	Annual Cash Incentives — Motivate superior annual performance and support our objectives by tying any payout to achievement against pre-established operating goals.

■

Long-Term Equity Incentives — Support the retention of executives and align their interests with those of our long-term stockholders by motivating them to build stockholder value over the life of the grants and beyond. We generally tie long-term equity incentives to achievement against pre-established long-term operating goals (through PSAs) or the appreciation of our common stock (through SARs).

■

Other Benefits — Provide other benefits that are competitive and consistent with the market, including health and welfare benefits that are broadly consistent with those offer to all full-time employees, limited perquisites and severance benefits in the event of involuntary termination, which are generally limited to partial vesting of outstanding equity awards.

Under our executive compensation program, performance-based incentive compensation comprises a substantial portion of target compensation, and our NEOs have a larger percentage of total compensation at-risk than is fixed. The Compensation Committee considers each component of compensation collectively with other components when establishing the various forms and levels of compensation for our NEOs. In determining the appropriate mix of compensation elements for each NEO, our compensation program seeks to provide a balance between rewarding performance through annual performance-based cash incentive compensation that encourages achieving and exceeding annual goals and milestones and through long-term equity incentive compensation that is designed to advance our long-term growth strategy and align our NEOs interests with those of our stockholders.

Objectives of our Executive Compensation Program

Our performance-based compensation philosophy for executive officers aims to provide incentives to achieve both short- and long-term business objectives, align the interests of our executive officers and long-term stockholders, and ensure that we can hire and retain talented individuals in a competitive marketplace.

Key objectives of our executive compensation program are as follows:

■	Attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of the Company’s short- and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through ownership of Cable One stock by executives and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

■	Ensure that compensation opportunities are competitive.

Role of the Compensation Committee and the CEO

The Board has delegated to the Compensation Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all reports and documents required by the rules and regulations of the SEC. The Compensation Committee annually reviews and approves the corporate goals and objectives upon which the executive compensation program is based. The Compensation Committee evaluates the CEO’s performance in light of these goals and objectives. Furthermore, the Compensation Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to the Company’s stockholders for approval.

The Compensation Committee meets at least quarterly throughout the year and may meet more often, as required, to address ongoing events. In 2017, the Compensation Committee met six times. Meeting agendas are determined by the Chair of the Compensation Committee with the assistance of our CEO. Our CEO attended five Compensation Committee meetings and representatives from the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”) attended five Compensation Committee meetings in 2017. At the Compensation Committee meetings, our CEO made recommendations to the Compensation Committee regarding the annual base salary, annual cash incentive compensation and equity compensation of our NEOs (other than our CEO). If needed, legal counsel also attends Compensation Commitee meetings.

Compensation Setting Process

The Compensation Committee determined the compensation of each of our NEOs for 2017. For 2017, the Compensation Committee made determinations for our CEO and our Executive Chairman after consideration of individual and Company performance for the year, along with an examination of external market data of our industry peer group. For our NEOs (other than our CEO and our Executive Chairman), the Compensation Committee’s determination of compensation for 2017 was based on the recommendations of our Executive Chairman (who served as CEO in 2016) and our current CEO, which reflected consideration of individual and Company performance as well as industry peer group practice. In making its executive compensation decisions, the Compensation Committee does not target a specific percentile for pay, but instead examines external market data of our industry peer group (described below under “Use of Peer Companies”) as a guide for making its pay decisions with respect to all pay elements. The factors that influence the amount of compensation awarded include market competition for a particular position; an individual’s experience and past performance inside or outside the Company; compensation history, role and responsibilities within the Company; past and future performance objectives; value of the position within the Company; succession planning; the Company’s financial performance; and the relative cost of living in the Phoenix, Arizona market.

Independent Compensation Consultant

The Compensation Committee has the sole authority to retain and dismiss an independent compensation consultant. In 2017, the Compensation Committee engaged FW Cook, a national executive compensation consulting firm, as its independent consultant. FW Cook reviewed and provided recommendations concerning all of the elements of the Company’s executive compensation programs for 2017, except for the special one-time bonuses awarded to certain NEOs. FW Cook performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services. The Compensation Committee assessed the independence of FW Cook pursuant to the rules of the SEC and the NYSE and concluded that FW Cook is independent and no conflict of interest exists with respect to the services they provided to the Compensation Committee.

Use of Peer Companies

In determining our NEOs’ 2017 compensation, the Compensation Committee, with the help of FW Cook, compared each element of compensation to that of a related industry peer group. The peer group was primarily comprised of publicly traded cable, internet and telecommunications companies of similar size and was supplemented by technology companies with broadly comparable gross margins and capital expenditures as a percentage of revenues. Across key size metrics, we approximated the peer median. Our annual revenues were slightly below the peer median, but this was counter-balanced by our above-median market capitalization value.

In assessing the competitiveness of compensation provided to our NEOs, FW Cook utilized comparative data disclosed in peer companies’ publicly available proxy statements along with other documents filed with the SEC.

The following chart shows the peer group developed by us in 2016 for determining our NEOs’ 2017 compensation, along with relevant size and performance data.

				12 Mo. Avg.		Capex as
	Revenue	EBITDA	Total	Market Cap	Gross	a Percent
Company	(in millions)	(in millions)	Employees	(in millions)	Margin	of Revenue
Akamai Technologies	$2,303	$714	6,084	$9,905	65%	8%
ATN International	$411	$140	1,200	$1,172	71%	24%
Cincinnati Bell	$1,190	$284	3,250	$853	43%	22%
COGECO	$2,308	$1,025	4,740	$893	44%	17%
Cogent Communications	$433	$130	828	$1,697	57%	10%
Consolidated Communications	$755	$269	1,783	$1,271	57%	17%
General Communication	$943	$286	2,370	$628	67%	20%
Gogo	$574	$62	1,073	$911	54%	24%
Inteliquent	$349	$71	177	$624	27%	7%
NII Holdings	$981	$22	2,875	$359	58%	7%
Range Resources	$1,142	$178	744	$6,727	31%	45%
SBA Communications	$1,624	$1,060	1,310	$13,136	74%	9%
Shenandoah Telecommunications	$467	$202	696	$1,420	64%	28%
Telephone and Data Systems	$5,100	$950	10,400	$3,060	52%	13%
ViaSat	$1,482	$255	3,800	$3,595	31%	34%
Vonage Holdings	$939	$106	1,752	$1,250	64%	3%
Zayo Group Holdings	$1,860	$837	3,224	$6,910	66%	40%

Peer Median	$981	$255	1,783	$1,271	57%	17%

Cable One	$816	$334	1,972	$2,968	63%	18%
Percentile	35%	67%	52%	66%	60%	52%

Source: Standard & Poor's Capital IQ

In determining the structure of our 2017 executive compensation program, as well as the individual pay levels of our NEOs, the Compensation Committee reviewed competitive market data provided by FW Cook, which compared the various elements of compensation provided to our NEOs, relative to compensation paid to individuals holding similar positions at companies in our executive compensation peer group. FW Cook worked with management to assess the data and review our compensation practices.

Elements of our Compensation Program

Base Salary

The Compensation Committee reviews executive officer base salaries each year (or otherwise at the time of a new hire or promotion) and makes any adjustments it deems necessary. In setting annual base salary levels, the Compensation Committee takes into account competitive considerations, changes in responsibilities, individual performance, tenure in position, internal pay equity, Company performance, market data for individuals in similar positions, retention and advice from our independent compensation consultant. The Compensation Committee gives no specific weighting to any one factor in setting the level of base salary and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment.

Effective January 1, 2017, Mr. Might’s base salary was reduced in connection with his transition from the role of CEO to Executive Chairman, and Ms. Laulis’ base salary was increased in connection with her promotion to President and CEO. Effective May 8, 2017, Mr. Bowker’s base salary was increased 27% to $350,000 on an annualized basis in connection with his promotion to COO. As part of the annual review process, Mr. McDonald received a base salary increase for 2017 to bring him in line with market standards, and Messrs. Coyle’s and Silverman’s base salaries remained the same compared to 2016 because the Compensation Committee determined that market conditions did not warrant any other adjustments. The 2017 base salary amounts as reported in the 2017 Summary Compensation Table and the percent change from 2016 are reflected in the table below.

Name	2017 Base Salary	Percent Change from 2016
Thomas O. Might	$450,000	(50%)
Julia M. Laulis	$550,000	22%
Michael E. Bowker	$323,904	18%
Kevin P. Coyle	$315,000	No change
Charles B. McDonald	$210,000	11%
Alan H. Silverman	$315,000	No change

Annual Cash Incentive Plan

Our annual cash incentive program is intended to motivate and reward our NEOs to achieve and exceed annual goals and milestones that are expected to advance our long-term growth strategy.

Each of our NEOs, except our Executive Chairman, was awarded a cash incentive opportunity at the beginning of 2017 pursuant to the 2017 Bonus Plan. As a result of his appointment as Executive Chairman, Mr. Might was not eligible to receive an annual bonus under the 2017 Bonus Plan. The 2017 Bonus Plan provided for payouts based on our financial performance compared to goals set immediately prior to the beginning of 2017, with a target bonus for each NEO expressed as a percentage of such executive’s base salary. The target bonus as a percentage of base salary for each of our NEOs at the end of 2017 and 2016 are reflected in the table below.

Name	2017 Year-End Target Bonus Percentage	2016 Year-End Target Bonus Percentage
Thomas O. Might	—	100%
Julia M. Laulis	100%	50%
Michael E. Bowker (1)	75%	40%
Kevin P. Coyle	50%	40%
Charles B. McDonald	50%	40%
Alan H. Silverman	50%	40%

(1)

Mr. Bowker’s target bonus percentage was increased from 40% to 50% of his annual base salary effective January 2, 2017 and from 50% to 75% of his annual base salary effective May 8, 2017 in connection with his promotion to COO.

For Ms. Laulis, the target bonus percentage increased to reflect her appointment as President and CEO and her increased duties and responsibilities. For Messrs. Coyle, McDonald and Silverman (and for Mr. Bowker until his promotion to COO in May 2017), the target bonus percentage increased to bring them in line with market standards. For Mr. Bowker, the additional target bonus percentage increase from 50% to 75% reflected his promotion to COO and his increased duties and responsibilities, subject to pro-ration based on the effective date of his appointment, resulting in an overall target bonus percentage for 2017 of approximately 66%. Payouts are capped at 200% of target, and the Compensation Committee retains negative discretion to further reduce any payouts based on its subjective assessment of Company and/or individual performance results. An executive must generally be employed on the payment date in order to be eligible to receive a bonus payment under the plan.

Bonus payouts under the 2017 Bonus Plan were subject to the attainment of goals related to Adjusted EBITDA growth and capital expenditures as a percentage of revenues. In order to determine Adjusted EBITDA, we begin with our net income (as defined under GAAP and described in our 2017 Annual Report on Form 10-K, filed on March 1, 2018) and adjust for interest expense; income taxes; depreciation and amortization; equity-based incentive compensation expense; severance expense; gain/loss on deferred compensation; acquisition-related costs, gain/loss on disposal of assets; other income/expense, net; and other unusual operating expenses. Furthermore, the Compensation Committee adjusted the calculation of Adjusted EBITDA growth and capital expenditures as a percentage of revenues pursuant to a pre-established list of adjustments in the event of any of the following unusual or infrequently occurring events having an impact greater than $1.0 million: unplanned share repurchases; gains/losses on the disposition or acquisition of a business; gains/losses associated with changes in accounting principles, practices or interpretations; losses on discontinued operations; third-party legal fees or any payments associated with litigation; the impact of mergers, acquisitions, divestitures or dispositions, including (1) third-party legal, audit, consulting or banking costs associated with capital raising, (2) the allocation attributable to overhead that increased or decreased our expenses but were not directly attributable to an acquired company’s financial statements (such as additional accounting, legal or other costs), (3) EBITDA and post-purchase capital expenditures related to an acquired company and (4) the portion of our Adjusted EBITDA growth performance goal and any budgeted capital expenditures related to a business sold by us; certain potential fiber expansion projects; and other expenses or losses that were disclosed as a special, one-time or unusual in nature or infrequently occurring, or both in accordance with GAAP.

We believe that the combination of Adjusted EBITDA growth and capital expenditures as a percentage of revenues reflect our performance across several key dimensions, including profitability, cash outflows for capital expenditures, and our ability to fund operations and make additional investments with internally-generated funds. As such, performance on these measures was the basis for determining earned bonuses under the 2017 Bonus Plan, using the following table (with any values between points on the table determined based on linear interpolation):

■	2017 Adjusted EBITDA growth over 2016 Adjusted EBITDA as reported in our financial statements (subject to adjustment as provided above, to the extent applicable); and

■	2017 capital expenditures (subject to adjustment as provided above, to the extent applicable) as a percentage of 2017 total revenues (as reported in accordance with GAAP).

			Adjusted EBITDA Growth

			Thresh.						Target					Max.
			<99%	100%	101%	102%	103%	104%	105%	106%	107%	108%	109%	110%
	Thresh.	22%	0%	25%	30%	35%	40%	45%	50%	60%	70%	80%	90%	100%
		21%	0%	30%	36%	42%	48%	54%	60%	72%	84%	96%	108%	120%
		20%	0%	35%	42%	49%	56%	63%	70%	84%	98%	112%	126%	140%
Capital		19%	0%	40%	48%	56%	64%	72%	80%	96%	112%	128%	144%	160%
Expenditures		18%	0%	45%	54%	63%	72%	81%	90%	108%	126%	144%	162%	180%
as a	Target	17%	0%	50%	60%	70%	80%	90%	100%	120%	140%	160%	180%	200%
% of Total		16%	0%	58%	69%	81%	92%	104%	115%	138%	161%	184%	200%	200%
Revenues		15%	0%	65%	78%	91%	104%	117%	130%	156%	182%	200%	200%	200%
		14%	0%	73%	87%	102%	116%	131%	145%	174%	200%	200%	200%	200%
	Max.	13%	0%	80%	96%	112%	128%	144%	160%	192%	200%	200%	200%	200%

= range including actual 2017 performance factor

On March 8, 2018, the Compensation Committee certified the results of the performance goals. The Compensation Committee approved a performance factor of 164.2% based on Adjusted EBITDA growth of 6.3% and capital expenditures as a percentage of total revenues of 14.9%. The Compensation Committee applied the following adjustments to the performance results under the 2017 Bonus Plan, pursuant to the pre-established list of adjustments described above:

Adjusted EBITDA Growth (in millions)		Capital Expenditures as a % of Total Revenues (in millions)
2017 Publicly Reported Adjusted EBITDA	$443.1	2017 Publicly Reported Capital Expenditures	$179.4
Impact of M&A (EBITDA of NewWave)	$(47.6)	Impact of M&A (Capex related to NewWave)	$(32.7)
Gains/losses associated with changes in accounting principles, practices or interpretations	$(15.8)	Gains/losses associated with changes in accounting principles, practices or interpretations	$(22.3)
Total Adjustments	$(63.3)	Total Adjustments	$(55.0)
2017 Adjusted EBITDA, as Adjusted	$379.8	2017 Capital Expenditures, as Adjusted	$124.3
2016 Publicly Reported Adjusted EBITDA	$357.4	2017 Publicly Reported Legacy Cable One (excluding NewWave) Total Revenues	$832.8
Adjusted EBITDA Growth	6.3%	2017 Publicly Reported Legacy Cable One (excluding NewWave) Capital Expenditures as a Percentage of Total Revenues	14.9%

The Compensation Committee approved the following bonus payments under the 2017 Bonus Plan for our NEOs:

2017 Bonus Plan Payouts

Name	Target Bonus Percentage	Target Bonus	Performance Results (as a Percentage of Target)	Bonus Payout
Julia M. Laulis	100%	$550,000	164.2%	$903,174
Michael E. Bowker (1)	66%	$219,007	164.2%	$359,639
Kevin P. Coyle	50%	$157,500	164.2%	$258,636
Charles B. McDonald	50%	$105,000	164.2%	$172,424

(1)

Effective May 8, 2017, in connection with his promotion to COO, Mr. Bowker’s target bonus was increased to 75% of his annual base salary, or $262,500, subject to pro-ration based on the effective date of his appointment.

As a result of his appointment as Executive Chairman, Mr. Might was not eligible to receive an annual bonus under our 2017 Bonus Plan. As a result of his separation before the payment date of the annual bonus, Mr. Silverman was not eligible for a payout under the terms of the 2017 Bonus Plan.

Special One-Time Bonuses

In March 2018, the Compensation Committee approved modest one-time discretionary bonuses for our NEOs, except Messrs. Might and Silverman, that were paid at the same time as 2017 cash bonuses were paid to our executives in recognition of the strong financial and operational performance of the Company in 2017, including, but not limited to, the successful acquisition and integration of NewWave and the response to the effects of Hurricane Harvey, as reflected in the table below.

Name	2017 One-Time Discretionary Bonus
Thomas O. Might	—
Julia M. Laulis	$60,000
Michael E. Bowker	$50,000
Kevin P. Coyle	$50,000
Charles B. McDonald	$20,000
Alan H. Silverman	—

Long-Term Annual Equity Incentive

The Compensation Committee considers its long-term equity incentive program to be a critical component of the executive officer compensation program as it motivates and rewards executive officers over the long-term and further aligns the interests of our executives with those of our stockholders. Our typical practice is to grant our annual equity awards in the form of PSAs in early January each year. In addition, on a case-by-case basis, the Compensation Committee approves grants of equity awards, typically in the form of RSAs and SARs, for new hires, promotions and other special circumstances, to among other things, promote the retention of management and key employees. Equity grants to our NEOs are described in greater detail in the 2017 Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year-End tables on pages 33 and 35, respectively, of this Proxy Statement.

2017 PSA Grants

For 2017, the Compensation Committee granted our NEOs equity awards entirely in the form of PSAs under the Cable One, Inc. 2015 Omnibus Incentive Compensation Plan, as amended and restated (the “2015 Plan”). The PSAs granted in 2017 are based on three-year cumulative Adjusted EBITDA less capital expenditures, which is meaningfully differentiated from our 2017 Bonus Plan metrics. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Metrics,” for the definition of Adjusted EBITDA less capital expenditures, which is reconciled to net income (the most directly comparable measure under GAAP) when used as a performance measure. The Compensation Committee viewed this metric as a key indicator of our performance while taking into account cash outflows for capital expenditures.

In her role as President and CEO, Ms. Laulis received a 2017 PSA grant with a target grant date fair value of approximately 100% of her base salary ($550,000), which was increased from a target grant date fair value of 50% of her base salary for 2016 in recognition of her promotion effective January 1, 2017. In his role as Executive Chairman, Mr. Might received a 2017 PSA grant with a target grant date fair value of approximately $950,000. Consistent with the approach for the 2016 annual equity grant, our other NEOs received a target number of PSAs equal to 50% of each such NEO’s starting base salary for 2017, divided by the closing price of our common stock on the grant date, January 3, 2017, of $619.66. The PSAs are subject to the terms and conditions of the 2015 Plan as well as an award agreement. The PSAs are scheduled to cliff-vest on January 3, 2020, generally subject to continued service with the Company through such date and achievement of the performance goals described above with respect to the three-year performance period.

The Compensation Committee approved the following PSA grants for 2017 to our NEOs:

2017 PSA Grants

Name	Target Grant Date Fair Value of PSAs (1)	Target Number of PSAs	Maximum Number of PSAs
Thomas O. Might	$946,221	1,527	3,054
Julia M. Laulis	$547,779	884	1,768
Michael E. Bowker	$136,945	221	442
Kevin P. Coyle	$156,774	253	506
Charles B. McDonald	$104,103	168	336
Alan H. Silverman (2)	$156,774	253	506

(1)	Amounts in this column represent the grant date fair value of the PSA awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”).
(2)

All of the 2017 PSAs granted to Mr. Silverman were forfeited without payment upon his separation because Mr. Silverman did not meet the minimum one-year vesting requirement provided in the PSA award agreement and the 2015 Plan.

2017 RSA Grants

In January 2017, the Compensation Committee approved RSA grants to Messrs. Coyle and Silverman, which were in respect of 500 shares each and vest in equal annual installments over four years. The grant date fair value of each RSA grant (computed in accordance with Topic 718) was $309,830. These grants were awarded in order to support retention. All of the 2017 RSAs granted to Mr. Silverman were forfeited without payment upon his separation because Mr. Silverman did not meet the minimum one-year vesting requirement provided in the RSA award agreement and the 2015 Plan.

2017 SAR Grants

In January 2017, the Compensation Committee approved grants of 5,000 SARs to Ms. Laulis; 2,000 SARs to Mr. Bowker; and 4,000 SARs to Mr. McDonald, which vest in equal annual installments over four years and have a ten-year term (generally subject to the NEO’s continued employment with us through the applicable vesting date). The grant date fair value of each SAR grant (computed in accordance with Topic 718) was as follows: Ms. Laulis, $690,050; Mr. Bowker, $276,020; and Mr. McDonald, $552,040. Ms. Laulis’ SAR grant was awarded in connection with her appointment as President and CEO effective January 1, 2017 and Messrs. Bowker’s and McDonald’s SAR grants were awarded in order to support retention.

Other Benefits

Our NEOs are entitled to employee benefits generally available to all full-time employees of the Company, including health and welfare benefits. In designing these offerings, the Company seeks to provide an overall level of benefits that is competitive with the level of benefits offered by similar companies in the markets in which it operates. In addition, our NEOs are eligible to participate in certain retirement and deferred compensation plans as described in more detail below under “Retirement Plans.”

Perquisites

We provide our NEOs with limited perquisites. In 2017, we paid for certain costs in connection with certain of our NEOs’ and their spouses’ travel to and participation in sales or performance incentive trips and certain other business conferences. For Mr. McDonald, we paid the cost for study in an executive training program at the Stanford Graduate School of Business. We also reimbursed Ms. Laulis and Mr. McDonald an amount representing part of the cost of our data, video and voice service, a benefit that we provide at no cost to all of our employees who reside in one of our markets. For more information regarding these payments, please see the “All Other Compensation” column of the 2017 Summary Compensation Table on page 31 of this Proxy Statement. We did not provide any other perquisites to our NEOs.

Severance Benefits

Consistent with our policy, we have not entered into any employment or severance agreements that provide for payments or benefits in the event of involuntary termination with any of our NEOs. We entered into a separation agreement with Mr. Silverman when he retired in December 2017, as described below. As such, we do not have any agreements with any of our NEOs that provide cash payments upon a termination of employment or a change of control of the Company (except for Mr. Might’s 1999 special deferred compensation award, the GHC Retirement Plan and the Cable One, Inc. Supplemental Executive Retirement Plan (the “Cable One SERP”) described below in the “Retirement Benefits” section beginning on page 36 of this Proxy Statement as well as Mr. Silverman’s separation agreement).

We do not provide any “single trigger” change of control benefits nor any gross-up payments on excise taxes under Section 280G of the Code. In order to encourage continuity of the executive officers in the event of a change of control and promote the successful execution of the Company’s short- and long-term business strategies, our outstanding equity awards contain a “double trigger” provision, which means the awards only vest upon a qualifying termination of employment that occurs within 18 months following a change of control, as described below in the “Potential Payments Upon Termination or Change of Control” section beginning on page 40 of this Proxy Statement.

Silverman Separation

In connection with Mr. Silverman’s separation and his agreement to certain restrictive covenants (including execution of an irrevocable release and covenants regarding noncompetition, non-solicitation, no-hire and confidentiality), Mr. Silverman entered into a separation agreement with the Company dated November 17, 2017 that provided for payment in the first quarter of 2018 of (a) one year’s base salary, or $315,000, (b) an additional amount of $300,000 in respect of Mr. Silverman’s 2017 annual bonus and (c) an amount equal to the estimated cost of Mr. Silverman’s health insurance premiums for a period of two years, or $60,000. In accordance with the terms of the applicable award agreements, Mr. Silverman vested as of December 29, 2017 in a prorated portion of his unvested equity awards granted prior to 2017 based on the percentage of the vesting period that had elapsed as of such date. The remaining unvested portion of these awards was canceled, and Mr. Silverman received cash consideration of $1,540,390 in respect thereof. All equity awards that were granted to Mr. Silverman in 2017 were forfeited without payment upon his separation because Mr. Silverman did not meet the minimum one-year vesting requirement provided in the applicable award agreement and the 2015 Plan.

Retirement Plans and Agreements

Qualified Defined Contribution Plan

We maintain the Cable One 401(k) Plan, which is a tax-qualified defined contribution plan. We provide matching contributions on up to 5% of an employee’s eligible compensation, up to the salary limit applicable to tax-qualified plans ($270,000 in 2017). Employees, including our NEOs, are eligible to receive matching contributions after one year of service, with matches fully vested when made.

Nonqualified Supplemental Executive Retirement Plan

Effective as of the spin-off, we established the defined contribution portion and defined benefit portion of the Cable One SERP, under which we assumed all obligations to current and former Cable One employees who participated in the defined contribution portion or the defined benefit portion of the GHC SERP, including Mr. Might and Ms. Laulis. In connection with the spin-off, on July 1, 2015, benefit accruals were frozen under the Cable One SERP, and the plan was closed to new participants. No employee contributions were permitted under the defined contribution portion of the Cable One SERP after December 31, 2015.

Nonqualified Deferred Compensation Plans

Effective as of the spin-off, we established the Cable One Deferred Compensation Plan with terms substantially similar to the GHC Deferred Compensation Plan, under which plan we remain responsible for any obligations to current and former Cable One employees who participated in the GHC Deferred Compensation Plan, including our NEOs other than Messrs. Bowker, Coyle and McDonald. In connection with the spin-off, on July 1, 2015, the Cable One Deferred Compensation Plan was closed to new participants, and no deferrals were permitted after December 31, 2015.

Additionally, in 1999, Mr. Might was granted a special deferred compensation award by GHC in recognition of his extraordinary efforts in growing our Company. Annual payouts under this arrangement commenced when Mr. Might separated service with our Company effective December 31, 2017. Since the award was deferred beyond Mr. Might’s 65th birthday due to his continued employment with us through December 31, 2017, the base amounts began accruing interest on May 1, 2016 at an annual rate corresponding to the applicable rate for 12-month U.S. Treasury bills (set at each anniversary and carried forward), credited and compounded on an annual basis. No amounts were paid to Mr. Might in 2017, 2016, or 2015 in respect of this arrangement.

Further explanation of the retirement plans can be found in connection with the Pension Benefits Table and Nonqualified Deferred Compensation Table beginning on pages 38 and 40, respectively, of this Proxy Statement.

2018 Compensation Actions

2018 PSA Grants

For 2018, we conformed the design of our PSA grants to the structure used in 2016. Consistent with the PSAs granted in 2017, in January 2018, the Compensation Committee approved PSA grants with a target grant date fair value of approximately 100% of 2018 base salary for Ms. Laulis and approximately 50% of 2018 base salary for each of our other NEOs (except Messrs. Might and Silverman). This resulted in grants of a target number of PSAs to such NEOs as follows: Ms. Laulis, 811 shares; Mr. Bowker, 254 shares; Mr. Coyle, 229 shares; and Mr. McDonald, 155 shares.

2018 RSA and SAR Grants

In January 2018, the Compensation Committee approved RSA grants to Ms. Laulis in respect of 500 shares and to Mr. Coyle in respect of 200 shares, which vest in equal annual installments over four years. These grants were awarded in order to recognize strong individual performance and support retention. In addition, the Compensation Committee approved grants of 2,000 SARs to Ms. Laulis and Messrs. Bowker and McDonald, which also vest in equal annual installments over four years and have a ten-year term (generally subject to the executive’s continued employment with us through the applicable vesting date). Ms. Laulis’ and Mr. McDonald’s SAR grants were awarded to recognize strong individual performance and support retention and Mr. Bowker’s SARs grant was awarded in connection with his promotion to COO in May 2017.

Corporate Governance Policies

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines applicable to our executives, including our NEOs, and our non-employee directors because we believe executives and directors will more effectively pursue the long-term interests of stockholders if they are stockholders themselves.

These guidelines generally require executives to hold shares of our common stock having a value equal to a multiple of the executives’ base salary and non-employee directors to hold shares of our common stock having a value equal to a multiple of the non-employee directors’ base cash retainer. RSAs, PSAs (only to the extent earned after the date the Compensation Committee certifies the achievement of the applicable performance goals), and unrestricted shares all count towards the guidelines for executives and unvested and deferred restricted stock units (“RSUs”) count towards the guidelines for non-employee directors. SARs are not counted toward compliance with the guidelines nor are unearned PSAs. An executive or non-employee director is expected to achieve the applicable multiple set forth in the guidelines within five years of the later of the date of initial adoption of the guidelines, which was August 4, 2015, or the date of the executive’s initial election to such position or the non-employee director’s initial election to the Board, except as otherwise approved by the Compensation Committee (the “Compliance Period”). Compliance with these stock ownership guidelines is reviewed annually, and all of our NEOs and non-employee directors were in compliance with the stock ownership guidelines as of December 31, 2017. The stock ownership guidelines applicable to our executives as a multiple of the executives’ base salary are as follows:

Position	Multiple of Base Salary
Executive Chairman	6.0
CEO	6.0
President	3.5
COO	3.5
Senior Vice President	3.0
Vice President	2.0

Our stock ownership guidelines also include the following provisions:

■	In the case of a promotion to a level with a higher ownership requirement, an additional two-year Compliance Period will be provided to acquire the incremental shares required.

■	In the case of an executive officer who holds a position at more than one level (e.g., CEO and President), the higher ownership requirement will apply.

■	Shares held in trust and by immediate family members (i.e., spouses and children) and in retirement accounts all count towards the guidelines.

■

During the Compliance Period, up to 50% of net after-tax shares can be sold at the time the PSA, RSA or RSU vests or the SAR is exercised, and the executive or non-employee director will be required to retain the remaining 50% of net after-tax shares until in compliance with the applicable guideline. Once outside of the Compliance Period, if an executive’s or a non-employee director’s ownership falls below the required ownership level, that person will be required to retain 100% of net after-tax shares at the time a PSA, RSA, or RSU vests or a SAR is exercised, until in compliance with the applicable guideline.

Prohibition on Derivative Trading, Hedging and Pledging

Our Insider Trading Policy provides that it is inappropriate for any executive officer or director, among others, to enter into speculative transactions in the Company’s securities and prohibits them from (1) trading derivative securities, such as puts, calls, options and similar instruments; (2) entering into hedging or monetization transactions or similar arrangements, such as collars and forward-sale contracts; (3) engaging in short sale transactions in the Company’s securities; and (4) buying the Company’s securities on margin or pledging any Company securities as collateral, including borrowing against any account in which such securities are held.

Clawback Policy

Our 2015 Plan contains a recoupment provision, such that award agreements may require the repayment of cash and equity awards if (1) the participant has engaged in fraud or other willful misconduct that contributes to any financial restatements or irregularities or material loss to the Company or any of our affiliates; (2) the participant engages in conduct constituting “cause” (as defined in the award agreement); (3) the participant breaches the restrictive covenants that are applicable under the award agreement or (4) the participant otherwise violates any recoupment or clawback policy adopted by the Company to the extent necessary to address the requirements of applicable law (including the Dodd-Frank Wall Street Reform and Consumer Protection Act). All of our executive officers’, including our NEOs’, outstanding equity award agreements contain such a clawback requirement.

Policy with Respect to Tax Deductibility of Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. Section 162(m), as in effect for 2017, provided that we could not deduct compensation of more than $1,000,000 paid in any year to the CEO or any of the three other most highly compensated officers (excluding the CFO), unless the compensation qualified as “performance-based compensation” under Section 162(m). In connection with granting incentive compensation to our named executive officers, the Compensation Committee’s historical practice has been to consider the implications under Section 162(m) and it was our preference to qualify our executives’ compensation for deductibility under Section 162(m), to the extent the Compensation Committee believed it to be consistent with the Company’s best interests, while retaining flexibility to grant compensation that may not have qualified for a deduction if the Compensation Committee determined that such compensation was otherwise in the best interests of the Company and its stockholders. The 2017 Tax Act, which was signed into law in December 2017, eliminated the exception for “performance-based” compensation with respect to 2018 and future years. As a result, we expect that, except to the extent that compensation is eligible for limited transition relief applicable to binding contracts in effect on November 2, 2017, compensation over $1 million per year paid to any named executive officer (and any person who was a named executive for any year beginning with 2017) will be nondeductible under Section 162(m).

Compensation Program Risk Assessment

As part of its oversight role, the Compensation Committee considers the impact of our compensation program, policies and practices (both at the executive and below-executive levels), on the Company’s overall risk profile. Specifically, the Compensation Committee, with assistance from our CEO, reviews the compensation plans, incentive plan design, incentive payouts and factors that may affect the likelihood of excessive risk taking to determine whether they present a significant risk to the Company. We believe that our pay program provides an effective balance in cash and equity mix and short- and longer-term performance periods, and also allows for the Compensation Committee’s discretion. The Company also maintains policies to mitigate compensation-related risk such as stock ownership guidelines, caps on incentive payouts, vesting periods on equity, and insider-trading prohibitions as well as independent Compensation Committee oversight. Based on this review, the Compensation Committee determined that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Wallace R. Weitz, Chairman

Brad D. Brian

Katharine B. Weymouth

2017 Summary Compensation Table

The following table shows the compensation paid by the Company during 2017, 2016 and 2015 to our principal executive officer, our principal financial officer, the three other most highly compensated executive officers of the Company who were serving as executive officers as of December 31, 2017 and one highly compensated former executive officer of the Company who was no longer serving as an executive officer as of December 31, 2017 based on 2017 compensation (except in the cases of Messrs. Coyle and Silverman, who were not NEOs in 2015, and Messrs. Bowker and McDonald, who were not NEOs in 2016 or 2015).

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)		Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Thomas O. Might	2017	$450,000	—	$946,221		—	—	$29,982	$22,724	$1,448,926
Executive Chairman	2016	$900,000	—	$447,642		—	$1,800,000	—	$74,967	$3,222,609
	2015	$900,000	—	$3,906,594		$2,956,758	$2,215,500	—	$69,498	$10,048,350
Julia M. Laulis	2017	$550,000	$60,000	$547,779		$690,050	$903,174	$6,792	$32,096	$2,789,891
President and	2016	$450,000	—	$223,605		—	$450,000	$8,676	$43,614	$1,175,895
Chief Executive Officer	2015	$450,000	—	$1,368,278		$1,160,026	$569,500	—	$27,200	$3,575,004
Michael E. Bowker	2017	$323,904	$50,000	$136,945		$276,020	$359,639	—	$26,384	$1,172,892
Chief Operating Officer
Kevin P. Coyle	2017	$315,000	$50,000	$466,604		—	$258,636	—	$23,087	$1,113,327
Senior Vice President and Chief Financial Officer	2016	$315,000	$37,999	$156,696		—	$252,000	—	$19,731	$781,426
Charles B. McDonald	2017	$210,000	$20,000	$104,103		$552,040	$172,424	—	$80,877	$1,139,444
Senior Vice President, Operations
Alan H. Silverman	2017	$315,000	—	$466,604	(7)	—	—	—	$2,233,706	$3,015,310
Former Senior Vice President, General Counsel and Secretary	2016	$315,000	—	$156,696		—	$252,000	—	$24,229	$747,925

(1)	Amounts in this column represent base salary earned by each NEO from Cable One and from GHC for the period prior to the spin-off in 2015.

(2)

Amounts in this column represent discretionary bonus payments in recognition of each NEO’s contributions to the Company as described in further detail in the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Special One-Time Bonuses” above.

(3)

Amounts in these columns represent the grant date fair value of the PSA, RSA and SAR awards computed in accordance with Topic 718 and reflect an estimate of the grant date fair value of PSA, RSA and SAR grants made through the close of the 2017 fiscal year, rather than amounts paid to or realized by our NEOs. For our NEOs other than Messrs. Coyle and Silverman, the amounts in the “Stock Awards” column represent the grant date fair value of the PSA awards granted in 2017. For Messrs. Coyle and Silverman, the amounts in the “Stock Awards” column represent the grant date fair value of the PSA and RSA awards granted in 2017 of $156,774 and $309,830, respectively, for each NEO. The amounts included for the PSAs granted to each NEO are based on achievement of the underlying performance conditions at target (i.e., 100% of the target award value), which was determined to be the probable outcome at the time of grant. There can be no assurance that estimated amounts will be realized, and amounts could ultimately exceed the estimated amounts. See Note 12 of the Notes to the Consolidated Financial Statements contained in our 2017 Annual Report on Form 10-K, filed on March 1, 2018, for a discussion of the assumptions used in the valuation of the SAR awards.

Set forth below is the maximum value for the PSAs granted to the NEOs during 2017 (i.e., 200% of the target award value).

Name	Stock Awards – Maximum Value of PSAs
Thomas O. Might	$1,892,442
Julia M. Laulis	$1,095,559
Michael E. Bowker	$273,890
Kevin P. Coyle	$313,548
Charles B. McDonald	$208,206
Alan H. Silverman (3a)	$313,548

(3a)

Mr. Silverman’s separation was effective December 29, 2017. Accordingly, all of the 2017 PSAs granted to Mr. Silverman were forfeited without payment upon his separation because Mr. Silverman did not meet the minimum one-year vesting requirement provided in the award agreement and the 2015 Plan.

(4)

Amounts in this column for 2017 and 2016 represent payments under our 2017 Bonus Plan and our 2016 Bonus Plan, respectively. Amounts in this column for 2015 represent payments under the 2015 Executive Incentive Compensation Plan and prorated payments under the performance units granted under GHC’s 2012 Incentive Compensation Plan for the 2013-2016 award cycle for Mr. Might and Ms. Laulis, as follows: Mr. Might, $1,278,000 in annual bonus and $937,500 in performance units and Ms. Laulis, $319,500 in annual bonus and $250,000 in performance units. The 2017 Bonus Plan is described in further detail in the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Annual Cash Incentive Plan” above.

(5)

The amounts shown in this column represent increases in the present value of Cable One SERP benefits. The Company does sponsor a qualified defined benefit pension plan. There were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified. Thus, no such earnings are reflected in the amounts shown in this column.

The values of accumulated plan benefits were determined using a discount rate of 3.56% at December 31, 2017, 3.95% at December 31, 2016, and 4.22% at December 31, 2015 and using RP-2017 fully generational mortality table for males and females using Scale MP-2017 at December 31, 2017, RP-2016 fully generational mortality table for males and females using Scale MP-2016 at December 31, 2016 and RP-2015 fully generational mortality table for males and females using Scale MP-2015 at December 31, 2015.

See the Pension Benefits Table and the “Retirement Benefits” section below for additional information regarding these benefits.

(6)	For 2017, the amounts presented include the information in the following table:

All Other Compensation

Name	Perquisites (6a)	401(k) Company Contributions (6b)	PSA Dividends (6c)	Separation (6d)	Total
Thomas O. Might	—	$6,058	$16,666	—	$22,724
Julia M. Laulis	$10,483	$12,500	$9,113	—	$32,096
Michael E. Bowker	$11,166	$11,721	$3,497	—	$26,384
Kevin P. Coyle	$5,583	$13,500	$4,004	—	$23,087
Charles B. McDonald	$67,900	$10,462	$2,516	—	$80,877
Alan H. Silverman	$5,583	$12,733	—	$2,215,390	$2,233,706

(6a)

Amounts in this column represent (i) for our NEOs except Messrs. Might and McDonald, (A) travel and related expenses incurred by the NEO’s spouse or other family member in connection with attending industry conferences and/or a Company sales or performance incentive trip and (B) activity and entertainment expenses incurred by each of our NEOs and such NEO’s spouse or other family member on such trips; (ii) for Ms. Laulis and Mr. McDonald, reimbursement for an amount representing part of the cost of our data, video and voice service, a benefit that we provide at no cost to all of our employees who reside in one of our markets; and (iii) for Mr. McDonald, the cost for study in an executive training program at the Stanford Graduate School of Business ($67,000).

(6b)

The NEOs are immediately 100% vested in the 401(k) Company contributions, which are described in further detail in the section entitled “Narrative Disclosure to Summary Compensation Table—Retirement Benefits—Defined Contribution Plans” below.

(6c)

Amounts in this column represent dividends attributable to PSAs granted under the 2015 Plan that are not included in the grant date fair value of such PSAs reported in the “Stock Awards” column of the 2017 Summary Compensation Table. PSAs are credited with cash dividends, which are subject to the same vesting terms as the underlying award. Dividends on PSAs will not vest unless and until the performance conditions applicable to the award have been achieved. All of the 2017 PSAs granted to Mr. Silverman were forfeited without payment upon his separation because Mr. Silverman did not meet the minimum one-year vesting requirement provided in the award agreement and the 2015 Plan.

(6d)

The amount in this column represents the value of separation payments under Mr. Silverman’s separation agreement with the Company. Refer to the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Other Benefits—Silverman Separation” above for further details.

(7)

Mr. Silverman’s separation was effective December 29, 2017. Accordingly, all of the 2017 PSAs and RSAs granted to Mr. Silverman were forfeited without payment upon his separation because Mr. Silverman did not meet the minimum one-year vesting requirement provided in the award agreement and the 2015 Plan.

2017 Grants of Plan-Based Awards

The following table shows information with respect to each equity-based award granted to our NEOs during 2017.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Option Awards (4)
Thomas O.	01/03/2017	01/03/2017	—	—	—	—	1,527	3,054	—	—	—	$946,221
Might
Julia M.	—	—	—	$550,000	$1,100,000	—	—	—	—	—	—	—
Laulis	01/03/2017	01/03/2017	—	—	—	—	884	1,768	—	—	—	$547,779
	01/03/2017	01/03/2017	—	—	—	—	—	—	—	1,113	$619.66	$690,050
Michael E.	—	—	—	$242,928	$485,856	—	—	—	—	—	—	—
Bowker	01/03/2017	01/03/2017	—	—	—	—	221	442	—	—	—	$136,945
	01/03/2017	01/03/2017	—	—	—	—	—	—	—	445	$619.66	$276,020
Kevin P.	—	—	—	$157,500	$315,000	—	—	—	—	—	—	—
Coyle	01/03/2017	01/03/2017	—	—	—	—	253	506	—	—	—	$156,774
	01/03/2017	01/03/2017	—	—	—	—	—	—	500	—	—	$309,830
Charles B.	—	—	—	$105,000	$210,000	—	—	—	—	—	—	—
McDonald	01/03/2017	01/03/2017	—	—	—	—	168	336	—	—	—	$104,103
	01/03/2017	01/03/2017	—	—	—	—	—	—	—	890	$619.66	$522,040
Alan H.	—	—	—	$157,500	$315,000	—	—	—	—	—	—	—
Silverman	01/03/2017	01/03/2017	—	—	—	—	253	506	—	—	—	$156,774
(5)	01/03/2017	01/03/2017	—	—	—	—	—	—	500	—	—	$309,830

(1)	The date in this column is the date the Compensation Committee took action to approve the equity-based award.

(2)	Amounts in these columns represent the target and maximum payouts for the NEOs under the 2017 Bonus Plan. There is no threshold payout with respect to these awards under the 2017 Bonus Plan.

(3)

Amounts in these columns represent PSAs granted under the 2015 Plan as part of our long-term incentive compensation program. There is no threshold payout with respect to the PSAs. The terms of the PSAs are described in further detail in the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive” above.

(4)

Amounts in this column represent the grant date fair value of PSA, RSA and SAR awards computed in accordance with Topic 718. The amounts included for the PSAs granted to each NEO are based on achievement of the underlying performance conditions at target (i.e., 100% of the target award value), which was determined to be the probable outcome at the time of grant. See Note 12 of the Notes to the Consolidated Financial Statements contained in our 2017 Annual Report on Form 10-K, filed on March 1, 2018, for a discussion of the assumptions used in the valuation of the SAR awards.

(5)

Mr. Silverman’s separation was effective December 29, 2017. Accordingly, all of the 2017 PSAs and RSAs granted to Mr. Silverman were forfeited without payment upon his separation because Mr. Silverman did not meet the minimum one-year vesting requirement provided in the award agreement and the 2015 Plan.

Narrative Disclosure to 2017 Summary Compensation Table and 2017 Grants of Plan-Based Awards Table

The following describes the material features of the compensation disclosed in the 2017 Summary Compensation Table and the 2017 Grants of Plan-Based Awards table.

Consistent with our policy, we have not entered into any employment agreements with, or guaranteed severance packages to, any of our NEOs. For additional information about the base salary, annual cash incentive awards and special one-time discretionary bonus awarded to our NEOs, see the sections entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Base Salary,” “—Annual Cash Incentive Plan” and “—Special One-Time Bonuses” above.

Long-Term Equity Incentive Compensation. Each of our NEOs was awarded long-term equity incentives at the beginning of 2017 and 2016. The 2017 Summary Compensation Table reflects the grant date fair value of the PSAs and RSAs granted in 2017 and PSAs granted in 2016. The “Stock Awards” column in the 2017 Summary Compensation Table and the “Estimated Possible Payouts Under Equity Incentive Plan Awards” and “All Other Stock Awards: Number of Shares of Stock or Units” columns in the 2017 Grant of Plan-Based Awards table provide information regarding the long-term annual equity incentive program for each NEO in 2017 and 2016. For additional information, see the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive” above. The PSAs granted in 2016 were earned at 200% of target, based on the achievement of applicable performance metrics, but remain subject to service-based vesting requirements and are scheduled to cliff-vest on January 4, 2019, generally subject to continued service with the Company through such date.

On July 1, 2015, the Compensation Committee approved the grant of PSAs under the 2015 Plan to certain executives of the Company whose equity awards issued by GHC were forfeited in connection with the spin-off (the “Replacement Shares”) or who did not receive an equity award from GHC in 2015 in anticipation of the spin-off (the “Staking Shares” and, together with the Replacement Shares, the “Spin-Related Shares”). The Spin-Related Shares were subject to both service-based and performance-based vesting conditions. The Replacement Shares cliff-vested on December 12, 2016, which was the vesting date of the forfeited awards that they replaced, and the Staking Shares cliff-vested on January 2, 2018. The performance goals for the Spin-Related Shares, which have been met, related primarily to year over year growth in Adjusted EBITDA less capital expenditures. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Metrics,” for the definition of Adjusted EBITDA less capital expenditures, which is reconciled to net income (the most directly comparable measure under GAAP) when used as a performance measure. All Spin-Related Shares are subject to the terms and conditions of the 2015 Plan as well as an award agreement entered into by each executive receiving a grant and the Company, the material terms of which were also approved by the Compensation Committee. Mr. Might and Ms. Laulis received the following Spin-Related Shares: Mr. Might, 5,125 Replacement Shares and 5,142 Staking Shares and Ms. Laulis, 1,025 Replacement Shares and 2,571 Staking Shares. In addition, the Spin-Related Shares were credited with cash dividends, which were subject to the same vesting terms as the underlying award. Dividends on the Spin-Related Shares did not vest unless and until the performance and service-based conditions applicable to the underlying award were achieved.

SARs. The 2017 Summary Compensation Table reflects the grant date fair value of the SAR awards made in 2017 to Ms. Laulis and Messrs. Bowker and McDonald and in 2015 to Mr. Might and Ms. Laulis. On January 3, 2017 and August 4, 2015, the Compensation Committee approved the grant of SARs under the 2015 Plan to certain executives effective on January 3, 2017 and September 1, 2015, respectively. The SARs vest in four equal ratable installments beginning on the first anniversary of the grant date (generally subject to the holder’s continued employment with the Company through the applicable vesting date) and are otherwise subject to the terms and conditions of the applicable award agreement, a form of which was approved by the Compensation Committee on each of January 3, 2017 and August 4, 2015. The specified NEOs received the following SARs on January 3, 2017: Ms. Laulis, 5,000 SARs; Mr. Bowker, 2,000 SARs; and Mr. McDonald, 4,000 SARs. The specified NEOs received the following SARs on September 1, 2015: Mr. Might, 33,900 SARs and Ms. Laulis, 13,300 SARs. There were no SARs granted to our NEOs in 2016.

Perquisites. In 2017, 2016 and 2015, we paid for certain costs in connection with our NEOs’ and their spouses’ or other family members’ travel to and participation in sales or performance incentive trips and certain other business conferences; we paid the cost for study in an executive training program at the Stanford Graduate School of Business for one of our NEOs; and we reimbursed certain of our NEOs an amount representing part of the cost of our data, video and voice service, a benefit that we provide at no cost to all of our employees who reside in one of our markets. See the “All Other Compensation” column of the 2017 Summary Compensation Table for more information regarding these payments. We did not provide any other perquisites to our NEOs.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares underlying exercisable and unexercisable SARs and unvested PSAs and RSAs held by our NEOs on December 31, 2017.

		SAR Awards				Stock Awards
Name	Grant Date (1)	Exercisable	Unexercisable	SAR Exercise Price	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (3)
Thomas O.	07/08/2015	—	—	—	—	5,142	$3,616,626	—	—
Might	09/01/2015	—	6,772	$422.31	09/01/2025	—	—	—	—
	01/04/2016	—	—	—	—	2,074	$1,458,748	—	—
	01/03/2017	—	—	—	—	—	—	3,054	$2,148,031
Julia M.	07/08/2015	—	—	—	—	2,571	$1,808,313	—	—
Laulis	09/01/2015	1,328	2,657	$422.31	09/01/2025	—	—	—	—
	01/04/2016	—	—	—	—	1,036	$728,671	—	—
	01/03/2017	—	594	$619.66	01/03/2027	—	—	1,768	$1,243,523
Michael E.	07/08/2015	—	—	—	—	1,485	$1,044,475	—	—
Bowker	09/01/2015	—	1,778	$422.31	09/01/2025	—	—		—
	01/04/2016	—	—	—	—	634	$445,924	—	—
	01/03/2017	—	237	$619.66	01/03/2027	—	—	442	$310,881
Kevin P.	07/08/2015	—	—	—	—	1,714	$1,205,542	—	—
Coyle	09/01/2015	—	1,198	$422.31	09/01/2025	—	—	—	—
	01/04/2016	—	—	—	—	726	$510,632	—	—
	01/03/2017	—	—	—	—	500	$351,675	506	$355,895
Charles B.	07/08/2015	—	—	—	—	914	$642,862	—	—
McDonald	09/01/2015	369	739	$422.31	09/01/2025	—	—	—	—
	01/04/2016	—	—	—	—	438	$308,067	—	—
	01/03/2017	—	475	$619.66	01/03/2027	—	—	336	$236,326
Alan H. Silverman	09/01/2015	2,629	—	$422.31	03/29/2018	—	—	—	—

(1)

Generally, outstanding SARs granted under the 2015 Plan vest 25% per year over a four-year period from the date of grant (the September 1, 2015 grant vests on September 1, 2016, 2017, 2018 and 2019 and the January 3, 2017 grant vests on January 3, 2018, 2019, 2020 and 2021). Outstanding Staking Shares were granted on July 8, 2015 and cliff-vested on January 2, 2018, outstanding PSAs granted on January 4, 2016 are scheduled to cliff-vest on January 4, 2019, outstanding PSAs granted on January 3, 2017 are scheduled to cliff-vest on January 3, 2020 and outstanding RSAs granted on January 3, 2017 are scheduled to vest 25% per year over a four-year period from the date of grant (vesting January 3, 2018, 2019, 2020 and 2021).

(2)

The Staking Shares and PSAs granted in 2016 were subject to performance-based vesting conditions based on the achievement of certain performance goals selected from those specified in the 2015 Plan. The Staking Shares were earned in full and the PSAs granted in 2016 were earned at 200% of target, in each case based on the achievement of applicable performance metrics, but remain subject to service-based vesting requirements. The RSAs granted in 2017 are also subject to service-based vesting requirements. The Staking Shares, PSAs and RSAs are described in further detail in the sections entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive” and “Narrative Disclosure to Summary Compensation Table—Long-Term Equity Incentive Compensation” above.

(3)	Calculated using the closing price of a share of our common stock as reported by the NYSE as of December 29, 2017, the last trading day of 2017 ($703.35).

(4)

The PSAs granted in 2017 are subject to performance-based vesting conditions based on the achievement of certain performance goals selected from those specified in the 2015 Plan. In accordance with SEC rules, the share amounts in this column are reported at maximum, which represents the next higher performance measure that exceeds 2017 performance with respect to the applicable performance goals. The PSAs granted in 2017 are described in further detail in the sections entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive” and “Narrative Disclosure to Summary Compensation Table—Long-Term Equity Incentive Compensation” above.

2017 SAR Exercises and Stock Vested

The following table shows a summary of any SAR exercises and the vesting of restricted stock awards with respect to our NEOs in 2017.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Thomas O. Might	6,490	$4,442,426	—	—
Julia M. Laulis	1,418	$1,044,117	—	—
Michael E. Bowker	1,943	$1,456,663	—	—
Kevin P. Coyle	1,157	$812,925	—	—
Charles B. McDonald	309	$196,109	—	—
Alan H. Silverman (2)	—	—	2,609	$1,537,523

(1)	Calculated using the closing price of a share of our common stock on the applicable exercise or vesting date.
(2)

In accordance with the terms of the applicable award agreements, Mr. Silverman vested as of December 29, 2017 in a prorated portion of his unvested equity awards granted prior to 2017 based on the percentage of the vesting period that had elapsed as of such date.

Retirement Benefits

Defined Benefit Pension Plans

Our employees, including our NEOs, participate in both tax-qualified and supplemental defined benefit retirement plans. Prior to the spin-off, our NEOs (other than Mr. Coyle) participated in GHC’s tax-qualified defined benefit plan, the Retirement Plan for GHC (the “GHC Retirement Plan”), and/or the associated nonqualified plan, the GHC Supplemental Executive Retirement Plan (the “GHC SERP”). The GHC Retirement Plan covered most employees of Cable One and provided benefits that were based on formulas that take into account base salary and service. Such formulas are contained in the individual benefits schedules for the GHC Retirement Benefits Schedule, Cash Balance Retirement Program (“CBRP”) and the Secure Retirement Account (“SRA”), as explained in further detail below. Benefits under the GHC Retirement Plan become vested after three or five years of service, depending on which schedules cover the individual employee. Upon the spin-off, the accrued benefits of our participating NEOs under the GHC Retirement Plan became vested and remain the obligation of GHC following the spin-off. GHC will continue to administer the plan, including making payments under the plan, with respect to our current and former employees with vested rights thereunder, including our participating NEOs.

Our NEOs (other than Mr. Coyle) have each earned a portion of their pension benefits under different benefits schedules of the GHC Retirement Plan. Mr. Might earned his pension benefit under the GHC Retirement Benefits Schedule, the CBRP and the SRA, and Ms. Laulis and Mr. Silverman earned their pension benefits under the CBRP and the SRA.

Retirement Plan Benefits Under the GHC Retirement Benefits Schedule

Benefits payable under this schedule include the following, subject to the limitations on tax-qualified plans mentioned below (in “—DB SERP Benefits”):

■

An annual pension (payable one-twelfth each month) equal to (a) 1.75% of the average annual salary for the 60-month period producing the highest average; multiplied by (b) years of exempt accrued credited service; reduced by (c) an offset to partially reflect Social Security benefits to the extent funded by GHC. The Social Security offset is calculated by multiplying “covered compensation” by the “offset percentage.” Covered compensation in this context is the average Social Security Taxable Wage Base over the 35-year period prior to the year in which a participant reaches Social Security retirement age. The offset percentage applied to the benefit for Mr. Might was 0.57% (based on his year of birth), multiplied by years of exempt accrued credited service (which was limited up to 30 years, until the plan was amended in 2011 to recognize credited service in excess of 30 years).

■	An annual Cash Pension Supplement equal to $200 multiplied by years of credited service.

■	A temporary pre-age 65 supplement of $250 per month payable until age 65 to employees retiring at or after age 55 with 10 years of vesting service.

Vested benefits under the GHC Retirement Plan are generally payable in the form of a single life annuity. In addition, several optional forms are available that continue benefits to the employee’s spouse or beneficiary, with the monthly benefit amount reduced so that the resulting pension is actuarially equivalent to the single life annuity. The GHC Retirement Plan’s normal retirement age is 65. The GHC Retirement Benefits Schedule provides a reduced early retirement benefit beginning at age 55. The reduction is a percentage based on age at retirement. For example, at age 55 with 10 years of service, the reduction is 60%; at age 58, the reduction is 26%. However, if the employee’s age plus years of service at retirement is at least 90, then there is no reduction for early payment.

Retirement Plan Benefits Under the Secure Retirement Account and Cash Balance Retirement Program Schedule

The CBRP was provided to eligible employees of Cable One by GHC prior to the spin-off. Each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.25% to 3.75%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Participants are 100% vested in their benefits after attaining age 65 while actively employed or after completion of three years of vesting service. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or alternatively, may elect a lump sum payment. Vested benefits are payable at any time after termination of employment, but must be paid by age 65 for employees who terminate employment prior to such age.

Under the SRA, each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.20% to 3.50%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or alternatively, may elect a lump sum payment. Vested benefits are payable at any time after termination of employment, but must be paid by age 65 for employees who terminate employment prior to such age.

DB SERP Benefits

Effective as of the spin-off, we established the defined benefit portion of the Cable One SERP (the “Cable One DB SERP”) with terms substantially similar to the defined benefit portion of the GHC SERP (the “GHC DB SERP”). The Cable One DB SERP, under which we assumed all obligations to current and former Cable One employees, including our NEOs, who participated in the GHC DB SERP, is a nonqualified plan that provides key executives who participate in the GHC Retirement Plan with a “supplemental retirement benefit.” Prior to the spin-off, participants in the GHC SERP were selected by GHC’s management as employees whom management most wanted to retain because of their superior performance and were approved for participation by the GHC’s Compensation Committee. The GHC DB SERP provided, and the Cable One DB SERP provides, for benefits to such participants, including each of our participating NEOs, that were calculated based on the formulas in the GHC Retirement Plan, but included bonuses under GHC’s 2012 Incentive Compensation Plan, rather than just base salary, without regard to (i) the salary limitation applicable to tax-qualified plans ($270,000 in 2017) or (ii) the benefit limitation applicable to tax-qualified plans ($215,000 per year commencing at age 65 in 2017). The GHC DB SERP provided, and the Cable One DB SERP provides, benefits only to the extent that the benefit described above exceeds the benefit in the GHC Retirement Plan. Benefits under the Cable One DB SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in the GHC Retirement Plan, provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date.

Pension Benefits Table

The following table shows years of credited service and the present value of accumulated benefits for each NEO (other than Messrs. Bowker, Coyle, McDonald and Silverman) under the Cable One SERP, computed as of December 31, 2017, which is the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the year ended December 31, 2017. Messrs. Bowker, Coyle, McDonald and Silverman do not participate in any pension plans sponsored or maintained by Cable One.

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
Thomas O. Might	Cable One SERP	39	$4,882,794	—
Julia M. Laulis	Cable One SERP	17	$86,048	—

(1)

Data in this column represents the number of years of credited service earned by the NEO as of December 31, 2017. Mr. Might has prior service with the GHC Retirement Benefits Schedule, which is included in this column.

(2)

Amounts in this column represent the actuarial present value of the NEO’s accumulated benefits under the plan as of December 31, 2017. The benefits valued for Mr. Might include GHC Retirement Benefits Schedule and CBRP amounts. The benefits valued for Ms. Laulis include CBRP amounts. The assumptions used in determining the present value of accumulated benefits are the RP-2017 fully generational mortality table for males and females and a 3.56% discount rate. The benefits valued reflect service and earnings through the accrual freeze date of June 30, 2015, and are valued as payable on the date at which they are unreduced for the GHC Retirement Benefits Schedule and at age 65 (or later for Mr. Might) for the CBRP. There can be no assurance that the amounts listed in this column will ever be fully paid out to the applicable NEO.

Benefits were assumed to commence at the age when benefits under the Cable One SERP are first unreduced and were discounted to the date as of which they were determined (either December 31, 2017 or December 31, 2016). Assumed benefit commencement ages are shown below, rounded to the nearest age:

Name	Age
Thomas O. Might	67 (12/31/2017); 66 (12/31/2016)
Julia M. Laulis	65 (12/31/2017 and 12/31/2016)

Defined Contribution Plans

The Compensation Committee believes that both the U.S. tax-qualified and supplemental defined contribution plans are integral parts of our overall executive compensation program. Effective as of the spin-off, we established a defined contribution plan intended to be tax-qualified (the “Cable One 401(k) Plan”) and following the spin-off, all account balances of current and former Cable One employees, including our NEOs (other than Mr. Coyle), held by the Savings Plan for GHC Divisions, which is one of GHC’s qualified defined contribution 401(k) plans (the “GHC 401(k) Plans”), were transferred to the Cable One 401(k) Plan. The Cable One 401(k) Plan provides for non-discretionary matching contributions up to 5% of an employee’s eligible compensation up to the salary limitation applicable to tax-qualified plans ($270,000 in 2017). Participants are eligible to receive Company matching contributions after one year of service, and participants are immediately vested in the Company matching contributions.

Prior to the spin-off, our NEOs (other than Mr. Coyle) participated in the GHC 401(k) Plans, which provided for non-discretionary matching contributions up to 1% of an employee’s eligible compensation up to the salary limitation applicable to tax-qualified plans ($270,000 in 2017). Participants were immediately vested in the Company matching contributions. Benefits under these qualified plans were determined on the basis of base salary only, exclusive of all bonuses, sales commissions, deferred compensation and other forms of remuneration.

In addition, effective as of the spin-off, we established the defined contribution portion of the Cable One SERP (the “Cable One DC SERP”) with terms substantially similar to the defined contribution portion of the GHC SERP (the “GHC DC SERP”) under which we assumed all obligations to current and former Cable One employees who participated in the GHC DC SERP, including our participating NEOs. The GHC DC SERP provided, and the Cable One DC SERP provides, such executives with tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the applicable 401(k) plans, to the extent that benefits exceed those under the sponsored basic plans because of the tax law limitations ($54,000 in 2017). Among the benefits provided under the GHC DC SERP and Cable One DC SERP is a supplemental defined contribution plan benefit wherein we provide a matching contribution percentage up to 3% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits. The executive was required to defer compensation to the applicable SERP in order to receive the applicable matching Cable One credit each year. Deferred amounts will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the Cable One DC SERP are payable on the first day of the seventh month following termination of service. No Company contributions were earned by Cable One DC SERP participants after July 1, 2015.

Deferred Compensation Plans

Effective as of the spin-off, we established the Cable One Deferred Compensation Plan with terms substantially similar to the GHC Deferred Compensation Plan, under which plan we remain responsible for any obligations to current and former Cable One employees who participated in the GHC Deferred Compensation Plan, including our NEOs (other than Messrs. Bowker, Coyle and McDonald).

Prior to the spin-off, the GHC Deferred Compensation Plan provided an opportunity for participants, including our NEOs (other than Mr. Coyle), to voluntarily defer the receipt of all or a portion of annual bonus and/or certain long-term cash awards under GHC’s 2012 Incentive Compensation Plan. Elections to defer must have been filed in advance of earning such awards. Deferred amounts will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the Cable One Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation from service or such other future date as specified by the participant at the time of election. Effective for deferral elections made on or after January 1, 2014, amounts deferred under the Cable One Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation of service regardless of the participant’s elections. No deferrals are permitted under the Cable One Deferred Compensation Plan after December 31, 2015.

Additionally, in 1999, Mr. Might was granted a special deferred compensation award by GHC in recognition of his efforts in growing our Company. Annual payouts under this arrangement commenced when Mr. Might separated service with our Company effective December 31, 2017. The base amounts began accruing interest on May 1, 2016 at an annual rate corresponding to the applicable rate for 12-month U.S. Treasury bills (set at each anniversary and carried forward), credited and compounded on an annual basis. No amounts were paid to Mr. Might in 2017, 2016 or 2015 in respect of this arrangement. As a result of Mr. Might’s retirement, payments under this arrangement began in 2018.

Nonqualified Deferred Compensation Table

The following table shows quantitative information regarding our NEOs’ participation in the deferred compensation arrangements discussed above for 2017.

Name	Deferred Compensation Arrangement	Executive Contributions in 2017	Registrant Contributions in 2017	Aggregate Earnings in 2017 (1)	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2017
Thomas O. Might	Cable One SERP	—	—	$153,104	—	$1,499,877
	Cable One Deferred Compensation Plan	—	—	$2,310,012	—	$14,335,334
	Special Deferred Compensation Award	—	—	$17,938	—	$2,025,283
Julia M. Laulis	Cable One SERP	—	—	$6,839	—	$46,323
	Cable One Deferred Compensation Plan	—	—	$6,147	$(33,429)	$56,507
Alan H. Silverman	Cable One Deferred Compensation Plan	—	—	$25,114	—	$216,481

(1)

Amounts in this column represent investment gains or losses to the Cable One SERP or to the Cable One Deferred Compensation Plan, as applicable, based on the NEO’s investment elections. These gains and losses are not included in the 2017 Summary Compensation Table; the gains and losses reflect market performance of investment indexes selected by the NEO. In the case of Mr. Might’s Special Deferred Compensation Award, the investment gains represent accrued interest from January 1, 2017 through December 31, 2017 at an annual rate corresponding to the applicable rate for 12-month U.S. Treasury bills (set at each anniversary and carried forward), credited and compounded on an annual basis.

Potential Payments Upon Termination or Change of Control

The following description and table showing the estimated dollar value of potential accelerated vesting that would be provided to our NEOs (or, in the case of death, to their respective estates or beneficiaries), except for Mr. Silverman, under the PSA, RSA and SAR award agreements following a termination of their employment, assumes, in accordance with the SEC regulations, all relevant events occurred on December 31, 2017. In the case of Mr. Silverman, who was not serving as an NEO at the end of 2017, the actual dollar value of payments in connection with Mr. Silverman’s separation have been disclosed in accordance with the SEC rules.

Termination of Employment

In the event of death or disability of each of our NEOs on or following the first anniversary of the grant date, the restrictions that apply to a prorated portion of the RSAs and the PSAs (deemed achieved at target level performance) will lapse, and a prorated portion of SARs will vest based on the number of days that have elapsed since the grant date.

In the event the employment of each of our NEOs is terminated by the Company other than for “Cause” or by the NEO with “Good Reason” (a “qualifying termination”) on or following the first anniversary of the grant date: (a) the PSAs and the RSAs will remain outstanding and subject to any applicable performance conditions and the restrictions that apply to a prorated portion of PSAs and RSAs will lapse at the time the Compensation Committee determines the applicable performance conditions have been achieved based on the number of days that have elapsed since the grant date, and (b) a prorated portion of SARs will vest based on the number of days that have elapsed since the grant date. As defined in the applicable award agreements, “Cause” generally means any of the following: (i) fraud, misappropriation or embezzlement of Company property; (ii) failure by the executive to perform duties; (iii) conviction or plea of guilty or no contest to a felony or crime of moral turpitude; (iv) bad faith actions that result in a material detriment to the Company; or (v) material non-compliance or breach of Company agreements and policies. As defined in the applicable agreements, “Good Reason” generally means any of the following: (i) a material reduction in base salary or target bonus opportunity; (ii) a material diminution of the executive’s title, duties or responsibilities; (iii) required relocation of the executive by more than 50 miles; or (iv) breach of the applicable agreement by the Company.

In the event of a qualifying termination of employment on December 31, 2017, no equity awards granted in 2017 would have vested because it was prior to the first anniversary of the grant date for such awards.

Change of Control

Outstanding PSAs, RSAs and SARs will not accelerate vesting in connection with a “change of control” of the Company unless either, (a) a successor company refuses to assume the outstanding awards or substitute awards with the same material terms and conditions (including vesting) or (b) within 18 months following a change of control, the NEO experiences a qualifying termination. In the event achievement of the applicable performance goals for the PSAs has not been determined prior to the change of control or qualifying termination, as applicable, such performance goals will be deemed achieved at target-level performance. For purposes of these agreements, change of control (as defined in the 2015 Plan) generally means any of the following: (i) during any period of 24 months, our directors on the first day of such period (the “Incumbent Directors”) no longer constitute a majority of our directors (provided that any director supported by a majority of the Incumbent Directors will be considered an Incumbent Director); (ii) completion of a merger, sale of substantially all of the assets of, or similar transaction involving, the Company, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity; (iii) our stockholders approve a plan of complete liquidation or dissolution; or (iv) any person or entity becomes the beneficial owner of 30% or more of the combined voting power of the Company.

Restrictive Covenants and Release

The PSA, RSA and SAR award agreements contain restrictive covenants that (i) obligate the NEO not to disclose any of our confidential information at any time. In addition, for two years following termination of employment, an NEO is not permitted to (i) compete with us by directly or indirectly rendering services to, or owning or acquiring certain interests in, any entity that provides services similar to the services we provide in the same areas as our systems, provides services to communities where we own systems, or provide services to us, or (ii) directly or indirectly, solicit the employment of, employ, or cause any other person to take such actions with respect to any person who was our employee or an employee of our affiliates on, or within two years prior to, the effective date of termination. In addition, under the applicable award agreements, accelerated vesting of PSAs, RSAs and SARs upon a termination due to disability, by the Company without “Cause” or by the NEO for “Good Reason” is subject to execution of a general release of claims in favor of the Company and its affiliates.

The following table shows potential payments our NEOs, except Mr. Silverman, would receive upon a qualifying termination of employment in various circumstances, including a qualifying termination of employment within 18 months following a change of control, in each case assuming that the qualifying termination or change of control occurred on December 31, 2017. In the event of a change in control without a qualifying termination (i.e., a single-trigger event), and assuming the successor company assumes any outstanding awards on the same material terms and conditions, our NEOs would not be entitled to any payments or benefits. Actual payments will only be determined upon the occurrence of any such event. For purposes of the values in this table, the intrinsic value of SARs and the value of PSAs and RSAs (including accrued dividends) are based on the closing price of our common stock as of December 29, 2017, the last trading day of 2017, of $703.35.

Name	Benefit	Termination Without Cause or for Good Reason (1)	Death or Disability (2)	Termination Without Cause or for Good Reason on or Following a Change of Control (3)
Thomas O. Might (4)	Accelerated Equity Vesting	$5,464,606	$5,464,606	$11,020,856
Julia M. Laulis	Accelerated Equity Vesting	$2,645,818	$2,645,818	$5,500,801
Michael E. Bowker	Accelerated Equity Vesting	$1,573,832	$1,573,832	$3,093,999
Kevin P. Coyle	Accelerated Equity Vesting	$1,713,113	$1,713,113	$3,126,882
Charles B. McDonald	Accelerated Equity Vesting	$949,480	$949,480	$1,943,139

(1)

The amounts in this column represent the value of the pro-rata portion of outstanding SARs, Staking Shares and PSAs granted prior to 2017 that would accelerate vesting upon a qualifying termination for each NEO. SARs, PSAs and RSAs granted in 2017 would be forfeited upon such qualifying termination because it would have occurred prior to the first anniversary of grant. The value of PSAs is reflected at the actual level of achievement of the applicable performance metrics. The Staking Shares were earned in full and the PSAs granted in 2016 were earned at 200% of target, in each case based on the achievement of applicable performance metrics, but were subject to service-based vesting requirements as of December 31, 2017.

(2)

The amounts in this column represent the value of the pro-rata portion of outstanding SARs, Staking Shares and PSAs granted prior to 2017 that would accelerate vesting in the event of death or disability for each NEO. SARs, PSAs and RSAs granted in 2017 would be forfeited upon such termination because it would have occurred prior to the first anniversary of grant.

(3)

The amounts in this column represent the value of all outstanding SARs, Staking Shares, PSAs (based on the number of earned PSAs as of December 31, 2017) and RSAs for each NEO, which would accelerate vesting and become exercisable, if applicable, upon a qualifying termination within 18 months following a change of control. The value of the Staking Shares and PSAs granted in 2016 is reflected at the actual level of achievement of the applicable performance metrics, and the value of the PSAs granted in 2017 is reflected at target-level performance.

(4)

Effective December 31, 2017, Mr. Might retired as Executive Chairman. He continues to serve as a non-employee director. In 1999, Mr. Might was granted a special deferred compensation award by GHC in recognition of his efforts in growing our Company. Annual payouts under this arrangement commenced when Mr. Might separated service with our Company. The base amounts began accruing interest on May 1, 2016 at an annual rate corresponding to the applicable rate for 12-month U.S. Treasury bills (set at each anniversary and carried forward), credited and compounded on an annual basis. No amounts were paid to Mr. Might in 2017, 2016 or 2015 in respect of this arrangement.

Silverman Separation

In connection with Mr. Silverman’s separation and his agreement to certain restrictive covenants (including execution of an irrevocable release and covenants regarding noncompetition, non-solicitation, no-hire and confidentiality), Mr. Silverman entered into a separation agreement with the Company that provided for payment in the first quarter of 2018 of (a) one year’s base salary, or $315,000, (b) an additional amount of $300,000 in respect of Mr. Silverman’s 2017 annual bonus and (c) an amount equal to the estimated cost of Mr. Silverman’s health insurance premiums for a period of two years, or $60,000. In accordance with the terms of the applicable award agreements, Mr. Silverman vested as of December 29, 2017 in a prorated portion of his unvested equity awards granted prior to 2017 based on the percentage of the vesting period that had elapsed as of such date. The remaining unvested portion of these awards was canceled, and Mr. Silverman received cash consideration of $1,540,390 in respect thereof. Total cash payments to Mr. Silverman in connection with his separation were $2,215,390.

CEO Pay Ratio

Our executive compensation program is based upon a pay-for-performance philosophy, which is designed to, among other things, align the interests of our executive officers and stockholders where a substantial portion of executive officer compensation is at-risk and tied to objective performance goals. A key objective of our executive compensation program is to motivate our CEO and other executives to enhance our overall performance and profitability through the successful execution of our short- and long-term business strategies, with an emphasis on the long-term. For 2017, approximately 79% of our CEO’s compensation was at-risk in the form of annual performance-based cash incentives and long-term performance-based equity incentives tied to the achievement against pre-established long-term operating goals (through PSAs) or the appreciation of our common stock (through SARs).

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). To identify our median employee, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

■

We selected December 31, 2017 as the date upon which we would determine our employee population used to identify our median employee. As of December 31, 2017, we had 2,303 full-time, part-time, temporary and seasonal employees (excluding Ms. Laulis). We did not include independent contractors or leased workers in our determination.

■

In identifying our median employee from our employee population, we calculated the total cash compensation of each employee of ours and our subsidiaries (including employees from our acquisition of NewWave) included in the employee population described above, for the 12-month period that ended on December 31, 2017. Total cash compensation for these purposes included base salary or wages, overtime, bonus, and cash incentives/commissions and was calculated using internal payroll records. For employees that were hired in 2017 but did not work the full year we did not annualize their compensation or make any full-time equivalent adjustments. In determining the 12-month total cash compensation for employees from our acquisition of NewWave, we took into account compensation paid in 2017 prior to the closing of the acquisition on May 1, 2017. We did not apply any cost-of-living adjustments as part of the calculation. Once we identified the median employee, we determined the annual total compensation of the median employee in accordance with the requirements for determining total compensation in the Summary Compensation Table.

The 2017 annual total compensation for our CEO, as reported in the 2017 Summary Compensation Table, was $2,789,891. The 2017 annual total compensation for our median employee was $51,045. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for fiscal year 2017 was 55 to 1.

We believe that the ratio presented is a reasonable estimate calculated in a manner consistent with Item 402(u).

The SEC’s rules for identifying the median employee and calculating the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the ratio reported by other companies may not be comparable to the ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own ratios.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION FOR 2017

We are asking stockholders to approve an advisory resolution on the compensation of our NEOs as reported in this Proxy Statement, commonly referred to as the “say-on-pay” vote. Although the say-on-pay vote is advisory and therefore non-binding on us, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. At our 2017 Annual Meeting of Stockholders, nearly 99% of the votes cast voted in favor of our say-on-pay proposal. As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

■	Attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of the Company’s short- and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through ownership of Cable One stock by executives and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

■	Ensure that compensation opportunities are competitive.

We believe that our compensation programs have played a key role in our operating and financial success. We encourage stockholders to read the “Compensation Discussion and Analysis” above, which provides an overview of our executive compensation policies and procedures, how they operate and are designed to achieve our pay-for-performance objectives and how they were applied for 2017. The 2017 Summary Compensation Table and other related compensation tables and narrative provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of the NEOs reported in this Proxy Statement has contributed to our success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOs FOR 2017 ON AN ADVISORY BASIS.

DIRECTOR COMPENSATION

Effective May 2, 2017, the Board approved a new set of annual compensation arrangements for non-employee directors comprised of the following components:

Component	Amount
Cash Compensation
Annual Cash Retainer (each non-employee director)	$75,000
Lead Independent Director	$30,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Executive Committee Chair (1)	$10,000
Nominating and Governance Committee Chair (1)	$5,000
Equity Compensation
Annual Equity Award	$125,000

(1)	Payable only if the committee chair is a non-employee director other than the Lead Independent Director.

Each non-employee director will receive an annual equity award grant in the form of RSU awards under the 2015 Plan with a grant-date fair value of approximately $125,000. Such RSUs will generally be granted on the date of our annual stockholders’ meeting and will vest on the earlier of the first anniversary of the grant date or the annual stockholders’ meeting date immediately following the grant date, subject to the non-employee director’s continued service through such vesting date. Settlement of such RSUs will be in the form of one share of the Company’s common stock and will follow vesting, unless the director has previously elected to defer such settlement. For calendar years beginning in 2018, non-employee directors may also elect to defer all or a portion of their annual cash fees (including the annual cash retainer and any additional committee chair cash retainers or lead independent director cash retainer) and receive RSUs in lieu of annual cash fees. RSU awards were granted on January 3, 2018 in lieu of annual cash fees that will vest in full on the date immediately preceding the date of the Annual Meeting and future awards will vest on the date immediately preceding the date of the annual stockholders’ meeting immediately following the grant date, subject to the non-employee director’s continued service through such vesting date. Non-employee directors may elect to defer the settlement of their RSUs and RSUs granted in lieu of annual cash fees until the earlier of separation from service from the Board, a date specified by the director (if any) and a Change of Control of the Company (as defined above in “Executive Compensation—Potential Payments Upon Termination or Change of Control”). Any dividends associated with RSUs granted prior to the 2017 annual grant of RSUs will be converted into dividend equivalent units, which will be delivered at the time of settlement of the associated RSUs. Commencing with the 2017 annual grant of RSUs, dividends associated with RSUs will be paid out in cash at the time of settlement. Notwithstanding the foregoing, such RSUs will vest, and be settled, upon a Change of Control of the Company.

Non-employee directors who serve as a committee chair or lead independent director for less than the full year, or who serve in multiple roles, will be eligible for the additional cash component for such partial service or additional roles on a case-by-case basis, as determined by the Board. We also reimburse our non-employee directors for out-of-pocket expenses for the meetings they attended.

Employee directors do not receive additional compensation for serving on the Board.

In determining our current annual compensation arrangements for non-employee directors, the Board considered an independent review conducted by FW Cook of our non-employee director compensation program on behalf of the Compensation Committee and the Board. FW Cook compared each element of non-employee director compensation to that of the same executive compensation peer group disclosed under “Compensation Discussion and Analysis—Our Executive Compensation Program and Practices—Use of Peer Companies” beginning on page 21. In assessing the compensation provided to our non-employee directors, FW Cook utilized comparative data disclosed in peer companies’ publicly available proxy statements along with other documents filed with the SEC.

Under our previous non-employee director compensation program, annual total annual compensation was in the bottom quartile of our peer group and was provided entirely in the form of RSU grants. The changes to our non-employee director compensation program were designed to bring the amount and form of compensation under the program in line with typical peer practice, and under the new program the total annual base compensation value and additional retainer amounts approximate the peer median.

In 2017, the Board also amended our stock ownership guidelines for non-employee directors, increasing the required stock ownership level from a multiple of 1.5 times the former annual equity retainer ($225,000) to a multiple of five times the annual base cash retainer ($375,000), which each non-employee director is expected to achieve within a five-year compliance period of the later of the date of initial adoption of the guidelines, which was August 4, 2015, or the date of the non-employee director’s initial election to the Board. Compliance with the stock ownership guideline is reviewed annually, and all of our non-employee directors were in compliance with the stock ownership guidelines as of December 31, 2017.

Director Compensation Table

The following table shows the compensation paid by Cable One during the fiscal year ended December 31, 2017 to its non-employee directors.

Director (1)	Fees Earned or Paid in Cash	Stock Awards (2),(3)	Total
Naomi M. Bergman	—	—	—
Brad D. Brian	$50,137	$124,859	$174,996
Thomas S. Gayner	$70,192	$124,859	$195,051
Deborah J. Kissire	$60,164	$124,859	$185,023
Alan G. Spoon	$50,137	$124,859	$174,996
Wallace R. Weitz	$56,822	$124,859	$181,681
Katharine B. Weymouth	$50,137	$124,859	$174,996

(1)

Thomas O. Might, the former Chairman of the Board and Executive Chairman, and Julia M. Laulis, President, Chief Executive Officer and a director, are not included in this table because each was an employee of the Company in 2017 and received no additional compensation for his or her service as a director. The compensation received by Mr. Might and Ms. Laulis as employees is shown in the 2017 Summary Compensation Table. Ms. Bergman did not stand for re-election at the conclusion of her term of office in 2017.

(2)

Amounts in this column represent the grant date fair value of the RSU awards computed in accordance with Topic 718 and reflect an estimate of the grant date fair value of RSU grants made through the close of the 2017 fiscal year, rather than amounts paid to or realized by the non-employee directors. There can be no assurance that estimated amounts will be realized, and amounts could ultimately exceed the estimated amounts. The RSUs are scheduled to vest on the earlier of the first anniversary of the grant date or the annual stockholders’ meeting date immediately following the grant date, subject to the service-based vesting conditions and settlement dates described in the narrative above.

(3)	The following table shows the aggregate number of unvested and outstanding RSUs held by each non-employee director at December 31, 2017.

Director	Unvested and Outstanding RSUs at 12/31/2017
Naomi M. Bergman	—
Brad D. Brian	184
Thomas S. Gayner	184
Deborah J. Kissire	184
Alan G. Spoon	184
Wallace R. Weitz	184
Katharine B. Weymouth	184

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 16, 2018 by:

■	each of our directors and nominees for director;

■	each executive officer named in the 2017 Summary Compensation Table;

■	all of our directors and executive officers as a group; or

■	each of our stockholders who we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common stock.

Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities he, she or it holds, subject to applicable community property law.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Under such rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means. The percentages shown are calculated based on 5,733,130 shares outstanding on March 16, 2018. The numbers and percentages shown include shares actually owned on March 16, 2018 and shares, SARs (in the case of executive officers), RSUs or deferred stock units (“DSUs”)) (in the case of non-employee directors) that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of March 16, 2018 upon the exercise of SARs or the delivery of RSUs or DSUs are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares owned by any other person or group.

Name	Direct Ownership	Shares Underlying Exercisable SARs (1)	RSUs / DSUs (2)	Total Beneficial Ownership	Percent
Directors and Named Executive Officers:
Thomas O. Might (3)	15,871	—	—	15,871	*
Julia M. Laulis (4)	8,637	1,488	—	10,125	*
Michael E. Bowker (5)	3,119	61	—	3,180	*
Kevin P. Coyle (6)	3,499	—	—	3,499	*
Charles B. McDonald (7)	1,744	493	—	2,237	*
Alan H. Silverman	1,737	2,644	—	4,381	*
Brad D. Brian	325	—	638	963	*
Thomas S. Gayner (8)	5,773	—	591	6,364	*
Deborah J. Kissire	—	—	1,022	1,022	*
Alan G. Spoon	44	—	915	959	*
Wallace R. Weitz	—	—	1,061	1,061	*
Katharine B. Weymouth	5,046	—	184	5,230	*
All directors and executive officers as a group, eliminating duplications (14 individuals)	53,792	7,490	4,411	65,693	1.1%

Name	Beneficial Ownership	Percent
Principal Stockholders:
T. Rowe Price Associates, Inc. (9)	785,499	13.7%
Donald E. Graham (10)	754,284	13.2%
Daniel L. Mosley (11)	667,094	11.6%
BlackRock, Inc. (12)	387,081	6.8%
The Vanguard Group (13)	383,331	6.7%
SQ Advisors, Inc. (14)	358,409	6.3%

*     Less than 1%.

(1)

For the executive officers, includes the net number of shares issuable upon exercise of vested SARs. Following vesting, upon exercise of a SAR, the holder would receive the value of the appreciation in the Share subject to the SAR over the exercise price. For purposes of this column, the net number of shares issuable upon exercise has been calculated using the closing price of a share as of March 16, 2018 ($705.97).

(2)

For non-employee directors, includes the number of shares to be received at settlement upon the lapse of restrictions applicable to the RSUs or DSUs per the terms of the non-employee director’s deferral election.

(3)	The amount includes 1,709 shares of restricted stock awarded to Mr. Might in accordance with the 2015 Plan.

(4)

The amount includes 4,930 shares of restricted stock awarded to Ms. Laulis in accordance with the 2015 Plan and 1,383 shares held in a trust with Ms. Laulis’ spouse, with whom Ms. Laulis shares voting and investment power.

(5)	The amount includes 1,584 shares of restricted stock awarded to Mr. Bowker in accordance with the 2015 Plan.

(6)	The amount includes 2,390 shares of restricted stock awarded to Mr. Coyle in accordance with the 2015 Plan.

(7)	The amount includes 1,904 shares of restricted stock awarded to Mr. McDonald in accordance with the 2015 Plan.

(8)	The amount includes 5,200 shares of our common stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.

(9)

Based on a Schedule 13G/A filed on February 14, 2018, T. Rowe Price Associates, Inc. (“T. Rowe”), an investment advisor, was deemed to be the beneficial owner of 785,499 shares of our common stock. Based on the Schedule 13G/A, T. Rowe has sole voting power over 158,507 shares and sole dispositive power over 785,499 shares. The address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

(10)

Based on a Schedule 13D/A filed on January 18, 2018, and a Form 4 filed on January 26, 2018, Mr. Graham was deemed to be the beneficial owner of 754,284 shares of our common stock. Based on the Schedule 13D/A, Mr. Graham has sole voting and investment power over 83,375 shares and shared voting and investment power over 670,909 shares. The address of Mr. Graham is 1300 North 17th Street, Arlington, Virginia 22209.

(11)

Based on a Schedule 13D/A filed on January 18, 2018, as amended, Mr. Mosley, as a Trustee of various trusts, has shared voting and investment power with respect to these shares. The address of Mr. Mosley is 825 Eighth Avenue, New York, New York 10019.

(12)

Based on a Schedule 13G/A filed on January 29, 2018, BlackRock, Inc. (“BlackRock”), an investment advisor, was deemed to be the beneficial owner of 387,081 shares of our common stock. Based on the Schedule 13G/A, BlackRock has sole voting power over 371,407 shares and sole dispositive power over 387,081 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(13)

Based on a Schedule 13G/A filed on February 8, 2018, The Vanguard Group (“Vanguard”), an investment advisor, was deemed to be the beneficial owner of 383,331 shares of our common stock. Based on the Schedule 13G/A, Vanguard has sole voting power over 2,583 shares, shared voting power over 561 shares, sole dispositive power over 380,532 shares and shared dispositive power over 2,799 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(14)

Based on a Schedule 13G filed on February 14, 2018, SQ Advisors, LLC (“SQ Advisors”), an investment advisor, was deemed to be the beneficial owner of 358,409 shares of our common stock. Based on the Schedule 13G, SQ Advisors has sole voting and sole dispositive power over 358,409 shares. The address of SQ Advisors is 1400 Gulf Shore Boulevard North, Suite 184, Naples, Florida 34102.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of copies of such reports, and on written representations, if any, from such reporting persons, we believe that during the fiscal year ended December 31, 2017, all such reporting persons filed the required reports on a timely basis under Section 16(a), except that a Form 4 on behalf of Ms. Laulis was not filed on a timely basis to report three shares acquired through an inadvertent purchase by Ms. Laulis’ broker without her knowledge or direction. A Form 4 was filed on January 4, 2018, reporting beneficial ownership of these shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information as of December 31, 2017 concerning our compensation plans under which equity securities of the Company are authorized to be issued.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	37,186	$477.62	302,827
Equity compensation plans not approved by security holders	—	—	—
Total	37,186	$477.62	302,827

(1)

Column (a) includes 4,286 shares underlying outstanding RSUs and DSUs and 32,900 shares to be issued upon exercise of outstanding SARs. Because there is no exercise price associated with RSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (b). The SARs are exercisable for shares with a value equal to the increase in the fair market value of our common stock over the exercise price. For the purposes of calculating the number of shares to be issued upon exercise of the SARs, we have used the closing price of a share as reported by the NYSE as of December 29, 2017, the last trading day of 2017 ($703.35).

REPORT OF THE AUDIT COMMITTEE

One of the standing committees of the Board is the Audit Committee. Currently, there are three non-employee members of the Board on the Audit Committee: Deborah J. Kissire, who serves as Chair of the Audit Committee, Alan G. Spoon and Katharine B. Weymouth. The Audit Committee operates under a delegation of authority from the Board, which has determined that each Audit Committee member is “independent” under the listing standards of the NYSE.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with GAAP and for the financial reporting process, including its system of internal control. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP, as well as expressing an opinion on the effectiveness of internal control over financial reporting in accordance with the requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s role is one of oversight. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor.

In performing its oversight function, the Audit Committee has:

■	reviewed and discussed the audited fiscal year 2017 financial statements with the Company’s management;

■	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees; and

■

received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independence of such firm and reviewed matters relating to the Company’s internal control over financial reporting.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Deborah J. Kissire, Chair

Alan G. Spoon

Katharine B. Weymouth

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy and Procedures Governing Related Person Transactions

Our Board has adopted a written policy for the review and approval of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than 5% of any outstanding class of our voting securities, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair or other committee member, under certain circumstances) is responsible for applying the policy with the assistance of our General Counsel or his or her designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; we are, will or may be expected to be a participant; and any related person has or will have a direct material interest or an indirect material interest.

The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may take into account such factors it deems appropriate in its determination to approve or ratify a transaction, which may include:

■	the extent of the related person’s interest in the transaction;

■	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

■	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

■	whether the transaction is in the best interests of the Company and its stockholders;

■	whether the transaction is consistent with any conflict of interest policies set forth in our Code of Business Conduct and other policies; and

■

whether in connection with any transaction involving a non-employee director or nominee for director, such transaction would compromise such director’s status as: (i) an independent director under the NYSE listing standards or our Corporate Governance Guidelines; (ii) an “outside director” under Section 162(m) of the Code or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the Compensation Committee; or (iii) an independent director under Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee.

 The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including, but not limited to:

■	conditions relating to ongoing reporting to the Nominating and Governance Committee and other internal reporting;

■	limitations on the dollar amount of the transaction;

■	limitations on the duration of the transaction or the Nominating and Governance Committee’s approval of the transaction; and

■	other conditions for the protection of the Company and to avoid conferring an improper benefit, or creating the appearance of a conflict of interest.

Related Person Transactions

Mr. Gayner and Ms. Weymouth, who are members of our Board, also serve on the GHC board of directors. These members of our Board may be required to recuse themselves from deliberations relating to any existing or future arrangements between our Company and GHC.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

Deadline for the Submission of Stockholder Proposals for Inclusion in Our Proxy Statement for Our 2019 Annual Meeting of Stockholders

If any stockholder wishes to submit a proposal to be considered for inclusion in our proxy materials for our 2019 annual meeting of stockholders, such proposal must comply with the requirements of the SEC’s proxy rules and be submitted in writing, received by December 4, 2018, and addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona 85012.

Deadline and Procedures Under Our By-laws for Stockholder Nominations and Other Proposals Not Included in Our Proxy Statement for Our 2019 Annual Meeting of Stockholders

Under our By-laws, any stockholder of record wishing to appear at our 2019 annual meeting of stockholders and submit a proposal or nominate a person for election to our Board must submit the proposal or nomination to our Secretary at 210 E. Earll Drive, Phoenix, Arizona 85012 not earlier than January 8, 2019 and not later than February 7, 2019. Any such stockholder proposal or director nomination will not appear in our proxy statement. All stockholder proposals and director nominations, other than stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of our By-laws. If we do not receive notice by February 7, 2019, or if it meets other requirements of SEC rules, the persons named as proxies in the proxy materials relating to the 2019 annual meeting of stockholders will use their discretion in voting the proxies when these matters are raised at the meeting.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.

A number of brokers have instituted householding of proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s).

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

As of the date of this Proxy Statement, the only matters that the Board expects to present to the Annual Meeting are those discussed herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote on those matters in accordance with their best judgment.

ANNEX A
USE OF NON-GAAP FINANCIAL METRICS

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income or net cash provided by operating activities reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income in the “Reconciliations of Non-GAAP Measures” tables below. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the “Reconciliations of Non-GAAP Measures” tables below.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision (benefit), depreciation and amortization, equity-based compensation expense, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on disposal of assets, other (income) expense, net, and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables below. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision (benefit), changes in operating assets and liabilities, deferred income taxes and other unusual operating expenses, as defined in the “Reconciliations of Non-GAAP Measures” tables below, when used as a liquidity measure.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculation under the Company’s credit facilities and outstanding 5.75% senior unsecured notes due 2022 to determine compliance with the covenants contained in the facilities and ability to take certain actions under the indenture governing the notes. For the purpose of calculating compliance with the leverage ratio covenants in the Company’s debt instruments, the Company uses a measure similar to Adjusted EBITDA, as presented. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA and Adjusted EBITDA margin are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

A-1

Reconciliations of Non-GAAP Measures

	Year Ended December 31,
(in thousands)	2017	2016
Net income	$234,028	$101,102
Plus: Interest expense	46,864	30,221
Income tax provision (benefit)	(44,227)	62,162
Depreciation and amortization	181,619	147,839
Equity-based compensation expense	10,743	12,298
Severance expense	5,461	1,012
(Gain) loss on deferred compensation	2,753	312
Acquisition-related costs	5,942	4,719
(Gain) loss on disposal of assets	574	2,821
Other (income) expense, net	(668)	(5,121)
Adjusted EBITDA	443,089	357,365
Less: Capital expenditures	179,363	130,824
Adjusted EBITDA less capital expenditures	$263,726	$226,541

	Year Ended December 31,
(in thousands)	2017	2016
Net cash provided by operating activities	$324,486	$257,121
Capital expenditures	(179,363)	(130,824)
Interest expense	46,864	30,221
Amortization of debt issuance costs	(3,174)	(1,642)
Income tax provision (benefit)	(44,227)	62,162
Changes in operating assets and liabilities	19,908	2,573
Deferred income taxes	86,357	1,090
(Gain) loss on deferred compensation	2,753	312
Acquisition-related costs	5,942	4,719
Excess income tax benefits for equity-based compensation activities	-	822
Severance expense	5,461	1,012
Gain on sale of cable system	-	4,096
Write-off of debt issuance costs	(613)	-
Other (income) expense, net	(668)	(5,121)
Adjusted EBITDA less capital expenditures	$263,726	$226,541

A-2

SCAN TO
VIEW MATERIALS & VOTE

THERE ARE THREE WAYS TO VOTE YOUR PROXY

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM, Eastern Time, the day before the cut-off date or meeting date **scheduled for May 8, 2018**. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM, Eastern Time, the day before the cut-off date or meeting date **scheduled for May 8, 2018**. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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E36989-P01849 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CABLE ONE, INC.

The Board of Directors unanimously recommends you vote FOR all Nominees.

Vote on Directors

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Thomas S. Gayner	☐	☐	☐
1b. Deborah J. Kissire	☐	☐	☐
1c. Thomas O. Might	☐	☐	☐

Vote on Proposals

The Board of Directors unanimously recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018	☐	☐	☐
3. To approve the compensation of the Company's named executive officers for 2017 on an advisory basis	☐	☐	☐

Please mark the box if you plan to attend the Annual Meeting. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 8, 2018
8:00 a.m. (local time)

You may vote over the Internet, by telephone, or by mail.
Please read the card carefully for instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E36990-P01849

CABLE ONE, INC.
This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 8, 2018

The undersigned stockholder of CABLE ONE, INC., a Delaware corporation (the "Company"), hereby appoints Julia M. Laulis, Kevin P. Coyle, and Peter N. Witty, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Stockholders to be held on Tuesday, May 8, 2018, at 8:00 a.m., local time, at the Company's headquarters, 210 East Earll Drive, Phoenix, Arizona 85012, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal; **however, if no instruction is given on the reverse side, this proxy will be voted in accordance with the Board of Directors' recommendations;** and (ii) to vote, in their discretion, with respect to such other matters (including matters incidental to the conduct of the meeting) as may properly come before the meeting or any postponements or adjournments thereof.

Continued and to be signed on reverse side